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Filed Pursuant to Rule 424(b)(5)
Registration Statement No.: 333-86606

P R O S P E C T U S  S U P P L E M E N T
(To Prospectus Dated April 25, 2002)

$275,000,000

5.875% Notes due 2011

        The notes will bear interest at the rate of 5.875% per year. Interest on the notes is payable on March 15 and September 15 of each year, beginning on March 15, 2007. The notes will mature on September 15, 2011.

        The notes will be unsecured and unsubordinated obligations of our company and will rank equally with all our other unsubordinated indebtedness.

        Investing in the notes involves risks. See "Risk Factors" beginning on page S-12 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	99.996%	$274,989,000
Underwriting Discount	0.600%	$1,650,000
Proceeds to Janus (before expenses)	99.396%	$273,339,000

        Interest on the notes will accrue from September 18, 2006 to date of delivery.

        The underwriters expect to deliver the notes to purchasers on or about September 18, 2006, only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers
Citigroup	Banc of America Securities LLC
Co-Managers
HSBC	Merrill Lynch & Co.

September 13, 2006

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

TABLE OF CONTENTS

Prospectus Supplement
About This Prospectus Supplement
Where You Can Find More Information
Prospectus Supplement Summary
Risk Factors
Forward-Looking Information
Use of Proceeds
Capitalization
Ratio of Earnings to Fixed Charges
Description of the Notes
Certain ERISA Considerations
Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders
Underwriting
Legal Matters
Experts
Lipper Rankings as of June 30, 2006
Morningstar Ratings™ as of June 30, 2006
Fund Performance as of June 30, 2006
Prospectus
Prospectus
Prospectus Supplement
Where You Can Find More Information
Forward-Looking Information
Description of Debt Securities
Description of Capital Stock
Plan Of Distribution
Legal Matters
Experts

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to Janus Capital Group Inc. (formerly known as Stilwell Financial Inc.). The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the notes in the prospectus supplement differs from the description in the base prospectus, the description in the prospectus supplement supersedes the description in the base prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements, and other information with the Securities and Exchange Commission, or the SEC. These reports, proxy statements, and other information can be read and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including us. These reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or through the Investor Relations section of our website (http://ir.janus.com). Information on our website is not incorporated into this prospectus supplement, the accompanying prospectus or our other SEC filings and is not a part of this prospectus supplement, the accompanying prospectus or those filings.

        This prospectus supplement and the accompanying prospectus are part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC as indicated above, or from us.

        The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement, and any information filed with the SEC subsequent to this prospectus supplement and prior to the termination of this offering will automatically be deemed to update and supersede this information. The following documents have been filed by us with the SEC (File No. 001-15253) and are incorporated by reference into this prospectus supplement:

  •
  Annual Report on Form 10-K for the year ended December 31, 2005;

  •
  Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2006 and June 30, 2006;

  •
  Current Reports on Form 8-K, dated January 26, 2006 (but not the Form 8-K furnished by us pursuant to Item 2.02 of Form 8-K on January 26, 2006), February 17, 2006, March 7, 2006, May 4, 2006 and May 23, 2006; and

  •
  Definitive Proxy Statement on Schedule 14A filed on March 22, 2006.

        We incorporate by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, with the exception of any documents deemed not to be filed and any documents filed pursuant to Item 402(a)(8) of Regulation S-K under the Securities Act.

        We will provide without charge to each person to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to Janus Capital Group Inc., 151 Detroit Street, Denver, Colorado 80206, (303) 691-3905, Attention: Investor Relations.

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making an investment decision. When used in this prospectus supplement, the terms "Janus," "we," "our" and "us" refer to Janus Capital Group Inc. and its subsidiaries, unless otherwise specified.

Janus Capital Group Inc.

General

        Founded in 1969, we are a recognized leader in growth equity and risk-managed investment strategies. We derive substantially all of our revenue and net income from our Investment Management segment, which provides investment management and administrative services to mutual funds, separate accounts and institutional clients in both domestic and international markets. We provide investment advisory services through our primary subsidiaries, Janus Capital Management LLC (a wholly-owned subsidiary; referred to in this prospectus supplement as JCM), Enhanced Investment Technologies, LLC (82.5% owned; referred to in this prospectus supplement as INTECH) and our affiliate Perkins, Wolf, McDonnell and Company, LLC (30% owned). At the end of June 2006, we managed $153.4 billion in assets for more than four million shareholders, clients and institutions worldwide. We also own a printing and fulfillment business (a wholly-owned subsidiary; referred to in this prospectus supplement as the Printing and Fulfillment segment), acquired in December 2003, which does not contribute significantly to our revenue or net income.

        Our core competency is in growth equity and risk-managed investing. Our strategy is to deliver strong investment performance to mutual fund shareholders and advisory clients and to expand distribution of our investment products in the intermediary and institutional channels. We believe that we are well positioned to be able to continue improving our long-term net flows, particularly in products managed by JCM.

  •    Janus Capital Management LLC

        We consider ourselves to be a leader in growth equity investing, beginning with the launch of the Janus Fund more than 35 years ago. Our investment teams are led by our chief investment officer, Gary Black, who is also our chief executive officer, and is charged with driving investment performance across all disciplines and subsidiaries while maintaining a defined investment process. We have also named chief investment officers for each investment discipline (growth and core/blend equity, global and international equity and fixed income and money market), who, in addition to managing their respective investment products, assist the chief investment officer in managing day-to-day investment operations and oversee the other portfolio managers. Our investment teams seek to identify strong businesses with sustainable competitive advantages and improving returns on capital that sell at a discount to what the teams believe they are worth. We believe that our depth of research, our experienced portfolio managers and analysts, our willingness to make concentrated investments when we believe we have a research edge and our commitment to delivering strong, long-term results for our investors are what differentiate us from our competitors.

        For the one- and three-year periods ended June 30, 2006, respectively, approximately 84% and 78% of the Janus Investment Funds (JIF), our primary fund family, were ranked in the top two Lipper quartiles based upon total returns, compared to 65% and 59%, respectively, for the one- and three-year periods ended June 30, 2005. On a five-year total return basis, 64% of JIF funds were in the top two Lipper quartiles at June 30, 2006, compared with 33% at June 30, 2005. The five-year Lipper rankings of JIF funds have steadily improved throughout 2006 as we continue to provide strong investment performance while below average investment performance from prior years rolls off from the calculation. This has been a significant driver of our improved Morningstar ratings. As of June 30, 2006, 57% of JIF funds were rated 4/5 stars by Morningstar on an overall risk-adjusted basis versus 32% as of June 30, 2005. Please see the June 30, 2006 detailed performance tables on pages S-32 and S-34 of this prospectus supplement.

  •    INTECH

        INTECH's investment process is based on a mathematical theorem that attempts to capitalize on the volatility in stock price movements. The goal is to achieve long-term returns that outperform the benchmark index, while controlling risks and trading costs. Acquired by Janus in 2002, INTECH has managed institutional portfolios since 1987—establishing one of the industry's longest continuous records of mathematically driven equity investing strategies. Risk-managed assets at INTECH have grown from approximately $6.0 billion at the time we acquired INTECH to $51.5 billion at June 30, 2006.

        INTECH represents one of our most attractive growth opportunities due to its impressive track record. Through its repeatable risk-managed process, INTECH significantly enhances our positioning in the marketplace by expanding our range of mutual funds with products that complement our existing offerings. Risk-managed products have primarily been sold through the institutional channel, which generally has lower management fees than products sold through the intermediary or retail channels. In 2006, we have been leveraging the success of INTECH with the launch of several new risk-managed products in different disciplines, including global and international, and seizing opportunities for distribution in the international, retail, sub-advisory and defined contribution channels.

        All of INTECH's strategies have outperformed their respective benchmarks, net of fees, since inception. Additionally, eight of the nine INTECH institutional investment strategies rank in the top two quartiles over the three-year, five-year, and since inception periods ended June 30, 2006, of their corresponding Plan Sponsor Network universe for alpha and information ratio, an industry measurement of risk and reward.

Distribution Channels

        Our sales organization capabilities are segmented into three distinct distribution channels: retail, intermediary and institutional. Over the past twenty-four months, we have invested in the expansion of the intermediary and institutional channels by significantly increasing sales, client service and marketing personnel.

  •    Retail Channel

        The retail channel services individual investors who access Janus directly or through supermarket platforms. These investors are served through our primary fund family, JIF. At June 30, 2006, assets in the retail channel totaled $46.0 billion, or 30% of total assets under management.

  •    Intermediary Channel

        The intermediary channel services financial intermediaries and retirement plans for the advice-driven market, such as asset managers, bank/trust officers, broker-dealers, independent planners, third-party administrators, insurance agents or sub-advisory relationships. We have aligned the channel to focus resources on distributor needs rather than product/performance-driven sales, and are targeting product platforms that tend to have high asset retention rates in order to enhance long-term returns and margin. This channel also seeks to distribute investment products through offshore relationships with international distributors. At June 30, 2006, assets in the intermediary channel totaled $53.4 billion, or 35% of total assets under management.

  •    Institutional Channel

        The institutional channel services endowments, foundations, municipalities, and state public plans, corporations and Taft-Hartley clients. The channel focuses on distribution both through consulting relationships and on a direct basis. The current asset base in this channel is weighted heavily toward INTECH's risk-managed products. Starting in 2005, we focused greater resources on increasing flows into growth equity products managed by JCM and started seeing positive signs of increased demand. At June 30, 2006, assets in the institutional channel totaled $53.9 billion, or 35% of total assets under management.

Market Opportunities

        We believe that we are well positioned to benefit from the following demographic and investment trends:

  •    Overall Growth in Assets Under Management Continues in the Industry

        Despite the recent volatility in the financial markets, U.S. mutual funds' assets under management increased to $8.9 trillion at the end of June 2006 from $8.5 trillion at the start of the year according to Strategic Insight (SIMFUND), a database that integrates Lipper, Morningstar and other fund performance measures. Additionally, during the first half of 2006, net inflows into U.S. mutual funds were $186 billion, which is one of the largest net inflows experienced in a six-month period since 2000 and is more than double the net inflows of $90 billion during the first half of 2005. In light of these increases in assets under management and strong net inflows, we believe that established asset managers such as Janus, with strong brand awareness, distribution depth and channel balance, are poised for growth.

  •    Flows Redirecting from "Do-It-Yourself" Retail Channel to Advisor-Based Intermediary and Institutional Channels

        We believe that the asset management industry is experiencing a shift in the way investors purchase and sell mutual funds. Investors are increasingly seeking investment information and advice, driving a growing demand for advisor-based intermediary and institutional channels. We have made significant investments in our intermediary and institutional distribution capabilities to benefit from this market transition. Our intermediary channel, which constituted 35% of our total assets under management as of June 30, 2006, is organized to provide solutions for the advice-driven market, whether that advice comes from an asset manager, bank/trust, broker-dealer, independent planner, third-party administrator, insurance agent or sub-advisory relationship. Our institutional channel, which accounted for 35% of our total assets under management as of June 30, 2006, targets endowment/foundation, public plans, corporate and Taft-Hartley businesses and focuses on distribution both through consulting relationships and on a direct basis.

  •    Aging U.S. Population

        The U.S. National Institute on Aging estimates that by 2030, there will be 71.5 million Americans 65 years or older, an increase of almost 100% from 2004. According to this institute, older Americans are healthier, live longer and have higher levels of education and income than in the past. We believe these shifting demographics present an opportunity to the industry as the drive towards "privatization" of retirement planning urges Americans to accept responsibility for their own retirement planning. These investors are expected to seek products with absolute return and greater risk management characteristics, demand more advice and begin withdrawing assets at an earlier age as standards of living continue to rise. Within the U.S., approximately half of assets under management are retirement-related assets. We believe that our focus around our core competencies of growth equity and risk-managed investing enables us to benefit from trends in the U.S. population.

  •    Global and International Equity Mutual Funds Continue to See Strong Demand

        Historical and projected trends among U.S. equity investors demonstrate a continued demand for global and international equity mutual funds. According to SIMFUND, during the first six months of 2006, global and international mutual funds accounted for 72% of total domestic net equity inflows. Also, Cerulli Associates, an asset management consulting firm, estimates that U.S. mutual fund assets under management in the global and international equity class is expected to grow at a compound annual growth rate (CAGR) of 16.0% through 2010 while U.S. mutual fund assets under management in domestic equity strategies is expected to grow at a CAGR of 8.3%. The strong demand for global and international equity mutual funds has been driven by recent outperformance of international equities compared to domestic U.S. equities. We believe that our strong-performing funds such as the Janus Overseas Fund, which is in the top Lipper quartile over the one-, three-, five-, and ten-year performance periods, and INTECH's new global and international products, position us to capture demand for global and international equity mutual funds. Please see the June 30, 2006 detailed performance tables on pages S-32 and S-34 of this prospectus supplement.

  •    Attractive Growth Potential in Foreign Markets

        In its year-end 2005 report, Cerulli Associates estimated that assets under management for the foreign (non-U.S.) market will grow at a CAGR of 8.1% from 2005 to 2010, with non-U.S. assets under management reaching almost $30.0 trillion by 2010. Since 1999, we have been in the major overseas financial markets and have been strategically expanding our international business to capitalize on this thriving market. With sales teams currently on-the-ground and covering Europe, Japan and Asia ex-Japan, we have put in place a distribution strategy which focuses on key markets and client segments to optimize our efforts. As a result, our international business, which constituted 8% of total assets under management at June 30, 2006, has doubled its assets over the last three years, with assets surpassing $10.0 billion in the first half of 2006. We plan to continue investing in our international business and expanding into new key markets as opportunities arise.

Competitive Strengths

        We believe that the following strengths position us to take advantage of the trends in the asset management business:

  •    Established Asset Manager with Competitive Brand Names

        We are the 15th largest U.S. mutual fund complex based on long-term open-end mutual fund assets under management and have achieved strong brand recognition with "Janus" in the retail market and "INTECH" in the institutional market. As of June 30, 2006, we had assets under management totaling $153.4 billion, with 44% and 34% of assets under management in growth/blend and mathematical disciplines, respectively. We believe that our long history as a leader in growth equity and risk-managed asset management will enable us to be among the top five asset managers in net flows in the growth equity and risk-managed spaces.

  •    Strong Relative Investment Performance Driving Improved Flows

        Our relative investment performance rankings have steadily improved in recent years. As of June 30, 2006, 84%, 78% and 64% of JIF funds ranked in the top two Lipper quartiles of their corresponding classifications on a one-, three- and five-year overall return basis, respectively. Overall Morningstar ratings continue to improve, with 57% of JIF funds having a 4/5 star overall risk-adjusted rating at June 30, 2006 versus the industry average for asset managers of 33%. INTECH performance remains strong with each of the nine institutional investment strategies outperforming their respective benchmarks, net of fees, since inception, as of June 30, 2006. Please see the June 30, 2006 detailed performance tables on pages S-32 and S-34 of this prospectus supplement.

        Our strong investment performance has led to significant improvement in net flows, with long-term net inflows of $3.1 billion during the first half of 2006, which is an increase of $7.1 billion from net outflows of $4.0 billion during the first half of 2005. Though still negative in the first half of 2006, Janus ex-INTECH long-term net flows have led the improvement. Net outflows of $3.5 billion in first half of 2006 were $6.3 billion less than net outflows of $9.8 billion in the first half of 2005. INTECH net flows remain strong, with first half of 2006 net inflows of $6.6 billion up from $5.7 billion in the first half of 2005.

  •    Diversified Product Mix and Balanced Distribution Network

        Our investment disciplines encompass six major investment classes. Over the past few years, we have broadened our product offerings and diversified our assets under management by introducing several new value and risk-managed products from our subsidiaries and affiliates, which complement our core growth equity and risk-managed products. This mix in investment strategies provides diversification to clients' portfolios while insulating our overall portfolio from investment class specific risk.

        In addition, our distribution network is well balanced between our retail, intermediary and institutional channels. We have expanded our intermediary and institutional distribution capabilities. In particular, our broker-dealer business, now with 39 wholesalers, up from 23 at the beginning of 2005, posted its third consecutive quarter of positive net sales in the second quarter of 2006. With assets exceeding $10.0 billion in the first half of 2006, our international sub-channel has doubled in assets under management over the last three years. The assets of our institutional business have increased three-fold over the past three years and the business possesses strong sales and below industry average redemption rates.

  •    Strong Research and Talented Investment Professionals Differentiate Us from Our Competitors

        We believe that the depth of our research, our willingness to focus our investments where we feel we have a research edge and our commitment to delivering strong long-term results for our clients differentiate us from our competitors. As of June 30, 2006, we had increased the number of equity analysts to 33 from 24 in 1999 and our research coverage universe had more than doubled since 2000, from approximately 500 stocks to 1,200. The average industry experience of our analysts is now 9.0 years versus 3.1 years in 2000. In addition, our risk management team has instilled new discipline into our portfolio management processes to enhance consistency throughout market cycles. This, along with our commitment to fundamental research, has helped us to achieve and maintain strong relative fund performance in a difficult growth-discipline market environment.

        As an asset manager, our people are our business, and we are committed to attracting and retaining talented investment professionals who perform at the top end of the industry. The success of our investment team is demonstrated by continuing improvement in our Lipper rankings, Morningstar overall performance ratings and Mercer institutional performance ratings. Our commitment to attracting and retaining talented investment professionals and leveraging talented research analysts as investment management opportunities arise, further strengthens our investment platform.

  •    Experienced Senior Management

        Our senior management team, led by chief executive officer Gary Black and chief financial officer David Martin, has extensive experience and success in the financial services industry. Over the past two years, our management team has demonstrated a commitment to delivering results by executing a challenging strategic plan involving reorganizing our corporate structure, de-leveraging our balance sheet and improving our underlying asset management business. Efforts such as implementing a chief investment officer structure by discipline and an investment risk management process have enhanced the investment process, while expanding intermediary and institutional distribution has helped position us to better capture market demand. In addition, a combination of asset growth and expense discipline has driven improvements in our financial performance. Our management team has demonstrated a focus on core competencies by disposing of non-core assets and increasing ownership in INTECH to 82.5%, and will continue to execute on our strategy.

Strategy

        The key elements of our strategy are to:

  •    Pursue Growth Equity and Risk-Managed Investing

        We intend to pursue a focused strategy around our core competencies in growth equity and risk-managed investing by emphasizing our research capabilities, defined investment process, and strong long-term performance.

  •    Commitment to Deliver Consistent Performance Across Various Market Environments

        We are committed to delivering results for our fund shareholders in various market environments. We believe that strong performance across products and over time, through both "bull" and "bear" markets, will further enhance brand recognition and increase long-term net flows.

  •    Expand Distribution Resources Around the Intermediary and Institutional Channels

        We will continue to focus on expanding distribution of our investment products in two of our largest channels, the intermediary and institutional channels, both in the U.S. and internationally.

  •    Leverage Core Manufacturing Capabilities Across Distribution Channels

        We have introduced the "JanusINTECH" identity to better leverage core manufacturing capabilities across distribution channels.

  •    Focus on Operating Margin

        Through a combination of revenue growth and expense management, we will strive over time to achieve Investment Management segment operating margins which are competitive with our peers.

THE OFFERING

Issuer	Janus Capital Group Inc.
Securities Offered	$275,000,000 aggregate principal amount of 5.875% Notes due 2011.
Interest Rate	5.875% per year.
Interest Payment Dates	March 15 and September 15 of each year, beginning March 15, 2007.
Maturity	September 15, 2011.
Offer to Repurchase
If we experience a change of control and in connection therewith the notes become rated below investment grade by Standard & Poor's Rating Service and Moody's Investors Service, Inc., we must offer to repurchase all the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the repurchase date. See "Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event."
Ranking	The notes will be unsecured and unsubordinated obligations, and will rank equal in right of payment to all our existing and future unsubordinated indebtedness.

We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries, primarily JCM. As a result, our debt is "structurally subordinated" to all existing and future debt, trade creditors and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. As of June 30, 2006, we had approximately $375.7 million of indebtedness outstanding, that ranks equally with the notes. After giving effect to the issuance of the notes offered hereby and our application of the proceeds thereof to repay or discharge the November Notes (as defined below), as described under "Use of Proceeds", we will have approximately $537.2 million of indebtedness outstanding that ranks equally with the notes. See "Capitalization."
Covenants
The indenture pursuant to which the notes are issued contains limitations on our ability and the ability of our subsidiaries to pledge voting stock or profit participating equity interests in JCM to secure other debt without also similarly securing the notes equally and ratably. The indenture also includes requirements that must be met if we consolidate or merge with, or sell all or substantially all of our assets to, another entity.

Trustee	JPMorgan Chase Bank
Additional Notes
From time to time, without the consent of the holders of the notes, we may issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional debt securities having those similar terms, together with the notes, will constitute a single series of debt securities under the senior indenture.
Use of Proceeds
The net proceeds of this offering will be approximately $273.3 million. We will use a portion of the net proceeds to repay or discharge the $113.1 million outstanding aggregate principal amount of our 7.00% Notes due November 1, 2006 (referred to in this prospectus supplement as the November Notes). We will deposit $113.1 million of the net proceeds in escrow, with Wells Fargo acting as escrow agent, in order to pre-fund the repayment or discharge of the November Notes. These funds will be released to us at such time as we use such funds to (a) repay the November Notes on the November 1, 2006 maturity date or (b) satisfy and discharge the indenture governing the November Notes prior to November 1, 2006. In addition, we may utilize up to $158.1 million of remaining net proceeds to redeem or repurchase all or a portion of the outstanding aggregate principal amount of our 7.875% Public Income Notes due April 15, 2032, which are callable on or after April 5, 2007 (referred to in this prospectus supplement as the PINES®). The balance of the net proceeds, if any, will be used for general corporate purposes, including to pay fees and expenses related to this offering.
Events of Default	The notes contain customary events of default. See "Description of the Notes—Events of Default" in the accompanying base prospectus.
Form	The notes will be book-entry only and registered in the name of a nominee of The Depository Trust Company (DTC).
Risk Factors	Investing in the notes involves substantial risks. See "Risk Factors" beginning on page S-12 for a description of certain risks that you should consider before investing in the notes.

Summary Consolidated Historical Financial Data

        The following table sets forth summary financial data on a historical basis as of, and for the six months ended, June 30, 2006 and 2005 and as of December 31, 2005, 2004, 2003, 2002 and 2001 and for each of the five years ended December 31, 2005. This information should be read in conjunction with our consolidated financial statements (including the related notes thereto) and the disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, each of which is incorporated by reference herein.

        The summary consolidated historical financial data as of June 30, 2006 and 2005 and for the six-month periods ended June 30, 2006 and 2005 was taken from our unaudited consolidated financial statements and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which has been incorporated by reference in this prospectus supplement. The summary consolidated historical financial data presented below as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 was derived from our audited consolidated financial statements and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2006, which has been incorporated by reference in this prospectus. The summary consolidated historical financial data as of December 31, 2003, 2002 and 2001 and for each of the three years ended December 31, 2003, was derived from our audited consolidated financial statements as of those dates and for those periods not included or incorporated by reference herein.

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Unaudited)	(Unaudited)
	(dollars in millions, except operating data and per share data)
Income Statement:
Investment Management Segment
Revenues	$465.6	$424.7	$868.3	$921.8	$987.5	$1,123.2	$1,536.8
Operating expenses	345.4	336.4	675.1	791.2	754.4	826.2	1,010.6

Operating income	120.2	88.3	193.2	130.6	233.1	297.0	526.2
Printing and Fulfillment Segment
Revenue	$45.1	$43.6	$84.8	$89.0	$7.2	N/A	N/A
Operating expenses	52.9	50.8	120.1	107.7	7.2	N/A	N/A

Operating income	(7.8)	(7.2)	(35.3)	(18.7)	—	N/A	N/A
Consolidated operating income	112.4	81.1	157.9	111.9	233.1	297.0	526.2
Interest expense	(14.2)	(14.4)	(28.6)	(38.4)	(60.5)	(57.5)	(34.5)
Other, net	16.8	20.7	39.3	19.6	11.4	8.7	19.8
Loss on extinguishment of debt	—	—	—	(55.5)	—	—	—
Gain on disposition of DST common shares	—	—	—	228.0	631.3	—	28.8
Income tax (provision) benefit	(41.7)	(37.1)	(67.9)	(92.2)	69.7	(227.2)	(214.2)
Equity in earnings of unconsolidated affiliates	3.7	3.4	7.1	6.1	67.8	69.1	75.4
Minority interest	(10.6)	(8.4)	(20.0)	(10.0)	(4.2)	(3.0)	(100.7)

Income from continuing operations	66.4	45.3	87.8	169.5	948.6	87.1	300.8
Discontinued operations	—	—	—	—	(5.9)	(9.8)	(4.1)

Net income	$66.4	$45.3	$87.8	$169.5	$942.7	$77.3	$296.7

Dividends declared per share	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04
Balance Sheet:
Total assets	$3,470.5	$3,617.8	$3,628.5	$3,767.6	$4,332.2	$3,335.0	$3,400.7
Long-term debt obligations	$262.2	$376.9	$262.2	$377.5	$768.8	$856.0	$399.5
Other long-term liabilities	$501.6	$461.9	$501.5	$495.9	$598.2	$764.9	$724.9
Operating Data (in billions):
Total assets under management	$153.4	$130.3	$148.5	$139.0	$151.5	$138.4	$192.5
Average assets under management	$154.2	$131.5	$135.2	$137.8	$144.1	$162.8	$212.7
Long-term net flows*	$3.1	$(4.0)	$2.0	$(20.6)	$(14.4)	$(16.0)	$(11.9)

*
Excludes money market flows.

RISK FACTORS

Risks Relating to Us

  Our revenues and profits are largely dependent on the value of assets under management.

        Almost all of our revenues are dependent on the total value and composition of assets under management. Any decrease in the value or amount of assets under management will cause a decline in revenues and operating results. Assets under management may decline for various reasons, many of which are not under our control.

        For any period in which revenues decline, operating margin may decline by a greater proportion because of the high percentage of fixed costs.

        Factors that could cause assets under management and revenues to decline include the following:

  •
  Declines in the equity markets.    Our assets under management are concentrated in the U.S. equity markets and, to a lesser extent, in the international equity markets. As such, declines in the equity markets or the market segments in which our investment products are concentrated will cause assets under management to decrease.

  •
  Changes in interest rates and defaults.    In the case of money market and other fixed income investment products, which invest in high-quality short-term money market instruments, as well as other fixed income securities, the value of the assets may decline as a result of changes in interest rates, an issuer's actual or perceived creditworthiness or an issuer's ability to meet its obligations.

  •
  Redemptions and other withdrawals.    Investors (in response to adverse market conditions, inconsistent investment performance, the pursuit of other investment opportunities, regulatory investigations, civil lawsuits or otherwise) may reduce their investments in specific Janus investment products or in the market segments in which our investment products are concentrated.

  •
  Political and general economic risks.    The investment products managed by us may invest significant funds in international markets that are subject to risk of loss from political or diplomatic developments, government policies, civil unrest, currency fluctuations and changes in legislation related to foreign ownership. International markets, particularly emerging markets, are often smaller, may not have the liquidity of established markets, may lack established regulations and may experience significantly more volatility than established markets.

  •
  A concentration in the growth equity discipline.    At December 31, 2005, approximately half of our assets under management were concentrated in the growth equity investment discipline. During periods where the general investing public does not favor the growth equity discipline, we may experience a reduction of gross sales or an increase in gross redemptions.

  We are dependent upon third-party distribution channels to access clients and potential clients.

        Our ability to market our investment products is significantly dependent on access to the client base of insurance companies, defined contribution plan administrators, securities firms, broker-dealers, banks and other distribution channels. These companies generally offer their clients various investment products in addition to, and in competition with, us. Further, the private account business uses referrals from financial planners, professional investment advisers and other professionals. We cannot be certain that we will continue to have access to these third-party distribution channels or have an opportunity to offer some or all of our investment products through these channels. The inability to access clients through third-party distribution channels could have a material adverse effect on our ability to maintain or increase assets under management, our financial condition, results of operations or business prospects.

  Our results are dependent on our ability to attract and retain key personnel.

        The investment management business is highly dependent on the ability to attract, retain and motivate highly skilled, and often highly specialized, technical, executive, sales and management personnel. The market for investment and sales professionals is extremely competitive and is increasingly characterized by the frequent movement of portfolio managers, analysts and salespersons among different firms. If we are unable to retain key personnel, it could have an adverse effect on our results of operations and financial condition. Additionally, portfolio managers and salespersons often maintain relationships with their clients. As such, the departure of a portfolio manager or salesperson may cause the loss of clients, which could have an adverse effect on our results of operations and financial condition.

  INTECH's investment process is highly dependent on key employees and proprietary software.

        Over the last two years, INTECH has become a more significant part of our investment management business finishing 2005 with assets under management of $44.7 billion, representing 30% of total assets under management and 16% of total Investment Management segment revenue. INTECH's investment process is based on complex and proprietary mathematical models, which seek to outperform various indices by capitalizing on market volatility while controlling trading costs and overall risk relative to the index. The maintenance of such models for current products and the development of new products are highly dependent on certain key INTECH employees. A succession plan is in place in the event these key employees were unable to perform their current duties or if they terminate employment; however, there is no guarantee that such plan will be successful. If this plan is not successful, or if the mathematical investment strategies fail to produce the intended results, INTECH may not be able to maintain the historical level of strong investment performance and clients may redeem assets, which could have an adverse effect on our results of operations and financial condition.

  The regulatory environment in which we operate has changed and may continue to change.

        We may be adversely affected as a result of new or revised legislation or regulations or by changes in the interpretation or enforcement of existing laws and regulations. Compliance with these and other new reporting and operational requirements and regulations has increased significantly and may continue to increase the cost of operating mutual funds and related investment products, which could have an adverse effect on our results of operations and financial condition. See "Item 1, Business—Regulation" in our Annual Report on Form 10-K, which is incorporated by reference herein.

  We are named as a defendant in class action lawsuits and other related litigation.

        We, our board of directors, certain of our funds, our funds' trustees and certain of our (past and present) officers are named as defendants in class action lawsuits and other related litigation. See "Item 8, Financial Statements and Supplementary Data—Litigation, Note 16" in our Annual Report on Form 10-K, which is incorporated by reference herein. These lawsuits seek unspecified compensatory and punitive damages. We are unable to estimate the range of potential losses that would be incurred if the plaintiffs in any of these actions were to prevail, or to determine the total potential effect that they may have on our results of operations, financial position and cash flows. Any settlement or judgment on the merits of these actions could have a material adverse effect on our liquidity, results of operations and financial condition.

  Our business is vulnerable to failures in support systems and customer service functions.

        The ability to consistently and reliably obtain securities pricing information, process shareowner transactions and provide reports and other customer service to the shareowners of funds and other investment products managed by us is essential to our operations. Any delays or inaccuracies in obtaining pricing information, processing shareowner transactions or providing reports, and any inadequacies in other customer service could alienate customers and potentially give rise to claims against us. Our customer service capabilities, as well as our ability to obtain prompt and accurate securities pricing information and to process shareowner transactions and reports, is dependent on communication and information systems and, services provided by third-party vendors.

        Although we have established disaster recovery plans, these systems could suffer failures or interruptions due to various natural or man-made causes, and the backup procedures and capabilities may not be adequate to avoid extended interruptions. Additionally, we place significant reliance on our automated customer service systems, thereby increasing the related risks if such systems were to fail. A failure of these systems could have an adverse effect on our results of operations and financial condition.

  Our business is dependent on investment advisory agreements that are subject to termination, non-renewal or reductions in fees.

        We derive substantially all of our revenue and net income from investment advisory agreements with mutual funds and other investment products. The termination of, or failure to renew, one or more of these agreements or the reduction of the fee rates applicable to such agreements, could have a material adverse effect on revenues and profits. With respect to investment advisory agreements with mutual funds, these agreements may be terminated by either party with notice, or terminated in the event of an "assignment" (as defined in the Investment Company Act of 1940, as amended, which is referred to in this prospectus supplement as the 1940 Act), and must be approved and renewed annually by the independent members of each fund's board of directors or trustees, or its shareowners, as required by law. In addition, the board of directors or trustees of certain funds and separate accounts generally may terminate these investment advisory agreements upon written notice for any reason and without penalty.

  The Printing and Fulfillment segment operates in a highly competitive industry.

        Rapid Solutions Group (a wholly-owned subsidiary; referred to in this prospectus supplement as RSG), the operating business of our Printing and Fulfillment segment, operates in a highly competitive industry. Competitive factors include not only the speed and accuracy with which RSG can meet customer needs, but also the price and quality of such services. Many of RSG's competitors have an advantage in the fact that they are larger, have greater resources and offer a wider range of services. If RSG is unsuccessful in this market, it may not be able to retain current clients or grow the business through the addition of new clients, which could have an adverse effect on our results of operations and financial condition.

Risks Relating to the Notes

  Our debt is structurally subordinated to the debt and other liabilities of our subsidiaries.

        The notes are obligations exclusively of Janus Capital Group, Inc. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our debt is "structurally subordinated" to all existing and future debt, trade creditors, and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. The indenture governing the notes does not restrict our or our subsidiaries' ability to incur indebtedness, including secured indebtedness, to pay dividends or make distributions on, or redeem or repurchase our equity securities, or to engage in highly leveraged transactions that would increase the level of our indebtedness.

  We depend upon our subsidiaries to service our debt.

        Our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. Our subsidiaries are separate and distinct legal entities. They have no obligation to pay any amounts due under the notes or to provide us with funds for our payment obligations. Payment to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and other business considerations.

  We may issue additional notes.

        Under the terms of the indenture governing the notes, we may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes of a new or existing series, which notes, if of an existing series, will be equal in rank to the notes of that series in all material respects so that the new notes may be consolidated and form a single series with such notes and have the same terms as to status, redemption or otherwise as such notes.

  There is no public market for the notes.

        We can give no assurances concerning the liquidity of any market that may develop for the notes offered hereby, the ability of any investor to sell the notes, or the price at which investors would be able to sell them. If a market for the notes does not develop, investors may be unable to resell the notes for an extended period of time, if at all. If a market for the notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the notes as collateral for loans.

  We may not be able to repurchase the notes upon a change of control repurchase event.

        Upon the occurrence of a change of control repurchase event, as defined in the indenture, subject to certain conditions, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest. The source of funds for that purchase of notes will be our available cash or cash generated from our subsidiaries' operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control repurchase event to make required repurchases of notes tendered. In addition, the terms of our senior secured credit facility provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under the credit facility at that time and to terminate the credit facility. See "Notes to Consolidated Financial Statements—Note 11—Long Term Debt" in our Annual Report on Form 10-K, which is incorporated by reference herein, for a general discussion of the credit facility and our other existing indebtedness. Our future debt instruments may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all the notes upon a change of control repurchase event, the financial effect of this repurchase could cause a default under future debt instruments, even if the change of control repurchase event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the change of control repurchase event to make the required repurchase of our other debt and the notes. See "Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event."

FORWARD-LOOKING INFORMATION

        This prospectus supplement contains and incorporates by reference "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements as to our industry trends and future expectations and other matters that do not relate strictly to historical facts and are based on certain assumptions by management. These statements are often identified by the use of words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "should," "estimate" or "continue," and similar expressions or variations. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described under "Risk Factors" beginning on page S-12 of this prospectus supplement and elsewhere in the documents incorporated by reference herein. See "Where You Can Find More Information." We caution readers to carefully consider such factors. Furthermore, such forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

USE OF PROCEEDS

        The net proceeds of this offering will be approximately $273.3 million. We will use a portion of the net proceeds to repay or discharge the $113.1 million outstanding aggregate principal amount of the November Notes, which bear interest at a rate of 7.00% per annum and mature November 1, 2006. We will deposit $113.1 million of the net proceeds in escrow, with Wells Fargo acting as escrow agent, in order to pre-fund the repayment or discharge of the November Notes. These funds will be released to us at such time as we use the funds to (a) repay the November Notes on their November 1, 2006 maturity date or (b) satisfy and discharge the indenture governing the November Notes prior to November 1, 2006. In addition, we may utilize up to $158.1 million of remaining net proceeds to redeem or repurchase all or a portion of the outstanding aggregate principal amount of the PINES®, which are callable on or after April 5, 2007 and bear interest at a rate of 7.875% per annum and mature on April 15, 2032. The balance of the net proceeds, if any, will be used for general corporate purposes, including to pay fees and expenses related to this offering.

CAPITALIZATION

        The following table sets forth our consolidated capitalization at June 30, 2006 on an historical basis and as adjusted to give pro forma effect to this offering and our application of the net proceeds of this offering, as described under "Use of Proceeds." The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial information as of and for the six months ended June 30, 2006, presented under "Prospectus Supplement Summary—Summary Consolidated Historical Financial Data" and our unaudited consolidated financial statements and the related notes thereto contained in our Quarterly Report on Form 10-Q for the quarter ended on June 30, 2006 filed with the SEC and incorporated by reference in this prospectus supplement.

	As of June 30, 2006
	Actual		As Adjusted (a)	As Adjusted (b)
			(dollars in millions) (unaudited)
Current portion of long-term debt
7.000% Notes due November 1, 2006	$113.5	(c)	$—	$—

Long-term debt:
7.875% Public Income Notes (PINES®) due April 15, 2032	158.1		158.1	—
6.119% Notes due April 15, 2014	82.1		82.1	82.1
7.750% Notes due June 15, 2009	22.0		22.0	22.0
5.875% Notes due 2011, offered hereby	—		275.0	275.0
Total long-term debt	262.2		537.2	379.1

Total debt	375.7		537.2	379.1
Shareholders' Equity:
Common stock, $.01 par value:
1,000,000,000 shares authorized; 206,671,549 issued and outstanding	2.1		2.1	2.1
Preferred stock, $1.00 par value:
10,000,000 shares authorized; no shares issued and outstanding	—		—	—
Additional paid-in capital	—		—	—
Retained earnings	2,449.8		2,450.1	2,449.6
Accumulated other comprehensive income	10.7		10.6	10.6

Total shareholders' equity	2,462.6		2,462.8	2,462.3

Total capitalization	$2,838.3		$3,000.0	$2,841.4

(a)
Gives effect to the issuance of the notes offered hereby, and the application of the net proceeds as described under "Use of Proceeds" to repay or discharge the $113.1 million outstanding aggregate principal amount of the November Notes (without giving any effect to the possible application of up to $158.1 million of the remaining net proceeds to redeem or repurchase all or a portion of the outstanding aggregate principal amount of the PINES®).

(b)
Gives effect to the issuance of the notes offered hereby, and the application of the net proceeds as described under "Use of Proceeds" to repay or discharge the $113.1 million outstanding aggregate principal amount of the November Notes and the application of $158.1 million of the remaining net proceeds to redeem or repurchase all of the outstanding aggregate principal amount of the PINES® (assuming solely for purposes of this presentation that we will redeem or repurchase all of the PINES®).

(c)
Includes unamortized portion of gain on interest rate swap of $0.4 million.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges	7.35x	5.85x	5.82x	6.64x	12.79x	5.00x	14.31x

        These ratios include Janus and its subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income less equity in earnings of unconsolidated affiliates plus fixed charges and distributed earnings of unconsolidated affiliates. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest factor.

DESCRIPTION OF THE NOTES

        Set forth below is a description of the specific terms of the notes. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities set forth in the accompanying base prospectus under the caption "Description of Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description of debt securities in the base prospectus and the senior indenture. If the description of the notes in this prospectus supplement differs from the description of debt securities in the base prospectus, the description of the notes in this prospectus supplement supersedes the description of debt securities in the base prospectus. When used in this section, the terms "Janus," "we," "our" and "us" refer solely to Janus Capital Group Inc. and not to its subsidiaries.

General

        The notes will initially be limited to $275,000,000 in aggregate principal amount. The notes will be issued in fully registered form only, in denominations of $1,000 and integral multiples of $1,000. The notes will mature on September 15, 2011.

        The notes will be issued as a series of senior debt securities under the senior indenture referred to in the accompanying base prospectus. The senior indenture does not limit the amount of other debt that we may incur. We may, from time to time, without the consent of the holders of the notes, issue other debt securities under the senior indenture in addition to the $275,000,000 aggregate principal amount of the notes. We may also, from time to time, without the consent of the holders of the notes, issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional debt securities having those similar terms, together with the notes, will constitute a single series of debt securities under the senior indenture.

        The notes will bear interest from September 18, 2006, at the annual rate of 5.875%. Interest on the notes will be payable semi-annually on March 15 and September 15 of each year, commencing March 15, 2007, to the persons in whose names the notes are registered at the close of business on the immediately preceding March 1 and September 1, respectively, subject to certain exceptions.

        The notes will be unsecured and unsubordinated obligations of Janus and will rank equal in right of payment to all our other unsubordinated indebtedness.

        The notes do not provide for any sinking fund.

        The provisions of the senior indenture described under "Description of Debt Securities—Defeasance" in the accompanying base prospectus apply to the notes.

Offer to Repurchase Upon a Change of Control Repurchase Event

        If a Change of Control Repurchase Event (defined below) occurs, we will make an offer to each holder of notes to repurchase all or any part (in multiples of $1,000 principal amount) of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the "Exchange Act") and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

        On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to our offer;

  (2)
  deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers' certificate stating the aggregate principal amount of notes being purchased by us.

        The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

        We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

        The source of funds that will be required to repurchase the notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our subsidiaries' operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of notes tendered. The terms of our senior secured credit facility provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under the credit facility at that time and to terminate the credit facility. See "Notes to Consolidated Financial Statements—Note 11—Long Term Debt" in our Annual Report on Form 10-K, which is incorporated by reference herein, for a general discussion of our credit facility and our other existing indebtedness. Our future debt instruments may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all the notes upon a change of control repurchase event, the financial effect of this repurchase could cause a default under our future debt instruments, even if the change of control repurchase event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the change of control repurchase event to make the required repurchase of our other debt and the notes. See "Risk Factors—Risks Relating to the Notes—We may not be able to repurchase the notes upon a change of control repurchase event."

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our properties or assets and those of our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our Subsidiaries taken as a whole to another person or group may be uncertain.

        For purposes of the notes:

        "Below Investment Grade Rating Event" means the notes are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

        "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or a Subsidiary Guarantor that is one of our wholly owned Subsidiaries;

  (2)
  the adoption of a plan relating to our liquidation or dissolution;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or a Subsidiary Guarantor that is one of our wholly owned Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares; or

  (4)
  the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

        Notwithstanding the foregoing, a transaction effected to create a holding company for us will not be deemed to involve a Change of Control if (1) pursuant to such transaction we become a wholly owned Subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of our Voting Stock immediately prior to such transaction.

        "Change of Control Repurchase Event" means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

        "Continuing Directors" means, as of any date of determination, any member of our Board of Directors who:

  (1)
  was a member of such Board of Directors on the first date that any of the notes were issued; or

  (2)
  was nominated for election or elected to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board at the time of such nomination or election.

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

        "Moody's" means Moody's Investor Services Inc., or any successor thereto.

        "Rating Agency" means:

  (1)
  each of Moody's and S&P; and

  (2)
  if either of Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for Moody's or S&P, or both, as the case may be.

        "S&P" means Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto.

        "Voting Stock" as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Ranking

        The notes are our obligations exclusively, and are not obligations of our subsidiaries. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries, primarily JCM. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments due to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

        Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, would be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. The notes do not restrict the ability of our subsidiaries to incur additional indebtedness. In addition, the notes are unsecured. Thus, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Limitations on Liens

        The indenture will provide that we will not, and will not cause or permit any subsidiary to, create, assume, incur or guarantee any indebtedness for money borrowed that is secured by a pledge, mortgage or other lien on any voting stock or profit participating equity interests of JCM or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of JCM, without providing that the notes (together with, if we shall so determine, any other indebtedness of, or guarantee by, us ranking equally with the notes and existing as of the closing of the offering of the notes or thereafter created) will be secured equally and ratably with or prior to all other indebtedness secured by such pledge, mortgage or other lien on the voting stock or profit participating equity interests of JCM. This covenant will not limit our ability or the ability of our subsidiaries to incur indebtedness or other obligations secured by liens on assets other than the voting stock or profit participating equity interests of JCM.

Book-Entry Notes

        The notes will be issued in the form of one or more global securities in definitive, fully registered form, without interest coupons, held in book-entry form. Each global security will be deposited with the trustee, as custodian for, and registered in the name of, a nominee of The Depository Trust Company, New York, New York, as depositary. See "Description of Debt Securities—Form and Denomination of Debt Securities," "Description of Debt Securities—Holders of Registered Debt Securities," "Description of Debt Securities—Global Securities," and "Description of Debt Securities—Form, Exchange and Transfer of Registered Securities" in the accompanying base prospectus for a description of registered global securities held in book-entry form.

CERTAIN ERISA CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) subject to ERISA, (b) plans described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include "plan assets" under the Plan Asset Regulation (29 C.F.R. §2510.3-101) (each, a "Plan") and (d) persons and entities who have certain specified relationships to such Plans (each, a "Party-in-Interest" under ERISA and "Disqualified Person" under the Code). A Plan fiduciary considering a purchase of the notes should consider whether such purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, for which no exemption is available.

CERTAIN U.S. FEDERAL INCOME
TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a general discussion of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by an initial holder of the notes who is a non-U.S. holder (as defined below) that acquires the notes pursuant to this sale at the initial sale price and holds the notes as capital assets for U.S. federal income tax purposes. This discussion is based upon the Code, U.S. Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, expatriates, persons deemed to sell the notes under the constructive sale provisions of the Code and persons that hold the notes as part of a straddle, hedge, conversion transaction or other integrated investment. Furthermore, this discussion does not address any U.S. federal estate or gift tax laws or any state, local or foreign tax laws.

        Prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the notes.

        For purposes of this summary, the term "non-U.S. holder" means a beneficial owner of a note that, for U.S. federal income tax purposes, is (i) an individual that is not a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is not created or organized under the laws of the United States, any states thereof or the District of Columbia, (iii) an estate the income of which is not subject to U.S. federal income taxation, or (iv) a trust if (A) no court within the United States is able to exercise primary control over its administration or no United States Persons (as defined in the Code) have the authority to control all substantial decisions of such trust, and (B) the trust has not made an election under the applicable Treasury regulations to be treated as a United States Person.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns the notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the notes should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Interest

        A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and (ii) the non-U.S. holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership, and (C) satisfies certain certification requirements. Such certification requirements will be met if (x) the non-U.S. holder provides its name and address, and certifies on an Internal Revenue Service ("IRS") Form W-8BEN (or a substantially similar form), under penalties of perjury, that it is not a United States Person or (y) a securities clearing organization or certain other financial institutions holding the note on behalf of the non-U.S. holder certifies on IRS Form W-8IMY (or a substantially similar form), under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the notes is a United States Person.

        If interest on the notes is not effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder but such non-U.S. holder cannot satisfy the other requirements outlined in the preceding sentence, interest on the notes generally will be subject to U.S. withholding tax at a 30% rate (or a lower applicable treaty rate).

        If interest on the notes is effectively connected with the conduct of a trade or business within the United States by a non-U.S. holder, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, then the non-U.S. holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such holder were a United States Person and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty rate). Any such interest will not also, however, be subject to withholding tax if the non-U.S. holder delivers to us a properly executed IRS Form W-8ECI (or a substantially similar form) in order to claim an exemption from withholding tax.

Disposition of the Notes

        A non-U.S. holder generally will not be subject to U.S. federal withholding tax with respect to gain, if any, recognized on the disposition of the notes. A non-U.S. holder will also generally not be subject to U.S. federal income tax with respect to such gain unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a non-U.S. holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied. In the case described in (i) above, gain or loss recognized on the disposition of such notes generally will be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a United States Person, and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty rate). In the case described in (ii) above, the non-U.S. holder generally will be subject to a 30% tax on any capital gain recognized on the disposition of the notes (after being offset by certain U.S. source capital losses).

Information Reporting and Backup Withholding

        A non-U.S. holder generally will be required to comply with certain certification procedures to establish that such holder is not a United States Person in order to avoid backup withholding with respect to payments of principal and interest on or the proceeds of a disposition of the notes. In addition, we must report annually to the IRS and to each non-U.S. holder the amount of any interest paid to such non-U.S. holder regardless of whether any tax was actually withheld. Copies of the information returns reporting such interest payments and the amount of any tax withheld also may be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is provided to the IRS.

UNDERWRITING

        Citigroup Global Markets Inc. and Banc of America Securities LLC are acting as joint bookrunning managers of the offering. Citigroup Global Markets Inc. and Banc of America Securities LLC are acting as representatives of the underwriters named below.

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$123,750,000
Banc of America Securities LLC	96,250,000
HSBC Securities (USA) Inc.	27,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	27,500,000

Total	$275,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.35% of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed 0.25% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

        Each underwriter:

  •
  has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any notes included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  •
  has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any notes included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us; and

  •
  has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes included in this offering in, from or otherwise involving the United Kingdom.

        The offer in The Netherlands of the notes included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

        Each underwriter:

  •
  (1) has not offered or sold and will not offer or sell notes in Hong Kong SAR by means of this prospectus supplement or any other document, other than to persons whose ordinary business involves buying or selling shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong SAR); and

  •
  (2) unless it is a person who is permitted to do so under the securities laws of Hong Kong SAR, has not issued or held for the purpose of issue in Hong Kong and will not issue or hold for the purpose of issue in Hong Kong SAR this prospectus supplement, any other offering material or any advertisement, invitation or document relating to the notes, otherwise than with respect to notes intended to be disposed of to persons outside Hong Kong SAR or only to persons whose business involves the acquisition, disposal, or holding of securities, whether as principal or as agent;

        The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan, and each underwriter has not offered or sold and will not offer or sell, directly or indirectly, the notes in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law.

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (2) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Janus
Per note	0.600%

        In connection with the offering, Citigroup, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses for this offering will be $315,000.

        The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. This offering will be conducted in compliance with Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of notes to underwriters for sale to their online brokerage account holders. The representatives will allocate notes to underwriters that may make Internet distributions on the same basis as other allocations. In addition, notes may be sold by the underwriters to securities dealers who resell notes to online brokerage account holders.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

        Certain legal matters regarding the notes will be passed upon for Janus by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, counsel to Janus. Certain legal matters regarding the notes will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

        The financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LIPPER RANKINGS AS OF JUNE 30, 2006

        The table below presents Lipper Relative Investment Performance for each of the Janus Investment Funds for the 1-year, 3-year, 5-year, 10-year and Since PM Inception periods. Lipper Inc.—A Reuters Company, is a nationally recognized organization that ranks the performance of mutual funds within a universe of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested. If an expense waiver was in effect, it may have had a material effect on the total return or yield for the period. The data presented reflects past performance, which is no guarantee of future results.

Janus Investment Funds ("JIF")

			Lipper Rankings Based on Total Returns as of 6/30/06
			1-Year		3-Year		5-Year		10-Year		Since PM Inception
Growth Funds	PM Inception	Lipper Category	Percentile Rank(%)	Rank/ Total Funds	Percentile Rank(%)	Rank/ Total Funds	Percentile Rank(%)	Rank/ Total Funds	Percentile Rank(%)	Rank/ Total Funds	Percentile Rank(%)		Rank/ Total Funds
Janus Fund	Jan-06	Large-Cap Growth Funds	28	195/705	34	202/594	73	350/482	42	70/167		‡
Janus Twenty Fund(1)	Aug-97	Large-Cap Growth Funds	4	22/705	1	2/594	8	38/482	1	1/167	4		7/230
Janus Mercury Fund	Jan-06	Large-Cap Growth Funds	23	161/705	17	100/594	54	260/482	9	14/167		‡
Janus Olympus Fund(1)	Aug-97	Multi-Cap Growth Funds	45	183/414	47	164/355	53	151/284	25	24/97	18		23/134
Janus Enterprise Fund	Jan-02	Mid-Cap Growth Funds	39	219/572	23	105/473	62	223/360	70	94/134	20		78/396
Janus Venture Fund(1)	Jan-01	Small-Cap Growth Funds	61	323/533	21	92/454	28	100/360	37	44/118	30		100/343
Janus Orion Fund	Jun-00	Multi-Cap Growth Funds	1	1/414	1	3/355	3	8/284	—	—	29		64/226
Janus Triton Fund	Jan-06	Small-Cap Growth Funds	10	52/533	—	—	—	—	—	—		‡
Janus Research Fund	Feb-05	Multi-Cap Growth Funds	6	22/414	—	—	—	—	—	—	5		19/401
Core Funds
Janus Growth and Income Fund	Dec-03	Large-Cap Core Funds	9	73/848	8	54/725	20	121/609	3	7/241	5		36/755
Janus Balanced Fund	Apr-05	Mixed-Asset Target Alloc. Mod. Funds	19	73/392	39	105/271	36	74/209	3	2/85	11		41/390
Janus Contrarian Fund	Feb-00	Multi-Cap Core Funds	1	7/819	1	2/585	3	11/430	—	—	11		36/334
Janus Fundamental Equity Fund	Apr-05	Large-Cap Core Funds	1	6/848	2	8/725	4	21/609	2	3/241	1		6/838
INTECH Risk-Managed Stock Fund	Feb-03	Multi-Cap Core Funds	50	403/819	13	73/585	—	—	—	—	24		135/574
International/Global Funds
Janus Worldwide Fund	Jun-04	Global Funds	95	352/371	99	286/290	99	224/227	69	59/85	92		293/319
Janus Overseas Fund	Jun-03	International Funds	1	1/908	1	2/769	17	101/611	5	11/231	1		2/769

Janus Global Life Sciences Fund	Dec-98	Health/Biotechnology Funds	36	63/174	13	20/159	47	61/130	—	—	31		15/48
Janus Global Technology Fund	Jan-06	Science & Technology Funds	21	59/287	37	94/257	43	95/222	—	—		‡
Janus Global Opportunities Fund	Jun-01	Global Funds	99	366/371	60	172/290	22	49/227	—	—	22		49/227
Value Funds
Janus Mid Cap Value Fund—Inv(2)	Aug-98	Mid-Cap Value Funds	46	121/264	43	91/215	33	47/142	—	—	4		3/77
Janus Small Cap Value Fund—Inv.(1,2)	Feb-97	Small-Cap Core Funds	91	578/640	84	426/508	66	258/391	—	—	21		29/140
Income Funds
Janus Flexible Bond Fund	Dec-91	Intermediate Inv Grade Debt Funds	43	205/477	49	198/411	20	63/323	26	37/146	4		2/56
Janus High-Yield Fund	Dec-03	High Current Yield Funds	46	203/444	63	248/395	51	160/313	13	14/114	43		173/407
Janus Short-Term Bond Fund	Jun-03	Short Investment Grade Debt Funds	26	57/226	21	38/182	48	64/135	20	14/70	21		38/182
Janus Federal Tax-Exempt Fund	Feb-05	General Muni Debt Funds	45	117/259	88	219/248	68	152/224	83	119/143	42		107/255
	Percent of JIF Funds per Lipper Quartile based on Total Returns
	1-Year	3-Year	5-Year	10-Year	Since PM Inception
1st Quartile	44.0%	52.2%	36.4%	60.0%	71.4%
2nd Quartile	40.0%	26.1%	27.3%	20.0%	23.8%
3rd Quartile	4.0%	8.7%	31.8%	13.3%	0.0%
4th Quartile	12.0%	13.0%	4.5%	6.7%	4.8%

Notes:

(1)
Closed to new investors.

(2)
Ranking is for the investor share class only; other classes may have different performance characteristics.

‡
The Fund's Since PM Inception ranking is not available.

MORNINGSTAR RATINGS™ AS OF JUNE 30, 2006

        The table below presents the Overall, Three-Year, Five-Year and Ten-Year Morningstar Ratings for each of the Janus Investment Funds. Morningstar is a nationally recognized organization that calculates fund ratings based on a risk-adjusted return measure that accounts for variation in a fund's monthly performance.

        The Overall Morningstar Rating™ is derived from a weighted average of the performance figures associated with its three-, five- and ten-year (if applicable) Morningstar Rating™ metrics.

        For each fund with at least a three-year history, Morningstar calculates a Morningstar Rating™ based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund's monthly performance (including the effects of sales charges, loads, and redemption fees), placing more emphasis on downward variations and rewarding consistent performance. The top 10% of the funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. (Each share class is counted as a fraction of one fund within this scale and rated separately, which may cause slight variations in the distribution percentages.) The data presented reflects past performance, which is no guarantee of future results.

		Overall Rating		Three-Year Rating		Five-Year Rating		Ten-Year Rating
Fund	Category	Stars	# of Funds	Stars	# of Funds	Stars	# of Funds	Stars	# of Funds
Janus Fund	Large Growth Funds	***	1361	***	1361	**	1081	***	402
Janus Enterprise Fund	Mid-Cap Growth Funds	***	823	****	823	***	642	**	231
Janus Growth and Income Fund	Large Growth Funds	*****	1361	*****	1361	****	1081	*****	402
Janus Mercury Fund	Large Growth Funds	***	1361	****	1361	***	1081	***	402
Janus Olympus Fund(1)	Large Growth Funds	***	1361	****	1361	***	1081	***	402
Janus Orion Fund	Mid-Cap Growth Funds	*****	823	*****	823	*****	642		N/A
Janus Twenty Fund(1)	Large Growth Funds	****	1361	*****	1361	****	1081	****	402
Janus Venture Fund(1)	Small Growth Funds	***	646	****	646	***	509	**	182
Janus Triton Fund	Small Growth Funds		N/A		N/A		N/A		N/A
Janus Research Fund	Large Growth Funds		N/A		N/A		N/A		N/A
Janus Global Life Sciences Fund	Specialty-Health Funds	***	191	****	191	***	156		N/A
Janus Global Technology Fund	Specialty-Technology Funds	****	282	****	282	****	243		N/A
Janus Overseas Fund	Foreign Large Growth Funds	****	195	*****	195	****	153	****	66
Janus Worldwide Fund	World Stock Funds	**	403	*	403	*	314	**	136
Janus Global Opportunities Fund	World Stock Funds	****	403	***	403	****	314		N/A
Janus Balanced Fund	Moderate Allocation Funds	****	794	***	794	****	619	****	301
INTECH Risk-Managed Stock Fund	Large Blend Funds	*****	1476	*****	1476		N/A		N/A
Janus Fundamental Equity Fund	Large Blend Funds	*****	1476	*****	1476	****	1175	*****	443
Janus Contrarian Fund	Large Blend Funds	*****	1476	*****	1476	*****	1175		N/A
Janus Mid Cap Value Fund—Investor Shares(2)	Mid-Cap Value Funds	****	266	***	266	****	167		N/A
Janus Small Cap Value Fund—Investor Shares(1)(2)	Small Value Funds	*	291	**	291	*	205	****	64
Janus Federal Tax-Exempt Fund	Muni National Long Funds	**	292	**	292	**	275	**	198
Janus Flexible Bond Fund	Intermediate-Term Bond Funds	****	905	***	905	****	702	****	354
Janus High-Yield Fund	High Yield Bond Funds	****	476	***	476	***	382	****	145
Janus Short-Term Bond Fund	Short-Term Bond Funds	***	335	****	335	***	239	***	141
Percent of funds rated 4 / 5 Stars		56.5%		60.9%		50.0%		50.0%

Notes:

(1)
Closed to new investors.

(2)
Ranking is for the investor share class only; other classes may have different performance characteristics.

FUND PERFORMANCE AS OF JUNE 30, 2006

        The table below presents the average annual total returns for each of the Janus Investment Funds for the 1-year, 3-year, 5-year, 10-year and Life of Fund periods. Differences between compared investments may include objectives, sales and management fees, liquidity, volatility, tax features and other features, which may result in differences in performance. A fund's performance may be affected by risks that include those associated with non-diversification, investments in foreign securities and emerging markets, non-investment grade debt securities, undervalued or overlooked companies, companies with relatively small market capitalizations and investments in specific industries or countries.

Janus Investment Fund ("JIF")

		Average Annual Total Returns (%) for Periods Ended 6/30/06(1)
	Inception Date	1 Year	3 Year	5 Year	10 Year	Life of Fund
Growth Funds
Janus Fund	2/70	7.07	8.80	(2.52)	5.97	13.64
Janus Twenty Fund(3)	4/85	11.73	15.13	2.74	9.98	13.18
Janus Mercury Fund	5/93	7.62	10.27	(1.60)	8.17	12.03
Janus Olympus Fund(3,5)	12/95	10.54	12.06	0.39	8.93	10.86
Janus Enterprise Fund	9/92	13.77	17.00	1.97	5.86	11.07
Janus Venture Fund(3,6)	4/85	10.65	17.92	5.58	8.43	13.29
Janus Orion Fund(6,7,8,23)	6/00	24.65	21.57	9.58	—	(1.62)
Janus Triton Fund(4,6)	2/05	20.53	—	—	—	16.20
Janus Research Fund(7)	2/05	21.64	—	—	—	18.11
Core Funds
Janus Growth and Income Fund	5/91	12.36	13.34	2.86	11.15	13.23
Janus Balanced Fund	9/92	8.20	8.47	4.54	9.72	11.01
Janus Contrarian Fund(7,10,13)	2/00	22.05	23.56	9.73	—	8.39
Janus Fundamental Equity Fund(2,10)	6/96	17.76	15.92	5.32	12.71	12.70
INTECH Risk-Managed Stock Fund(10,11,12)	2/03	9.77	15.70	—	—	18.31
International/Global Funds
Janus Worldwide Fund(11)	5/91	10.45	9.60	(1.47)	5.78	10.61
Janus Overseas Fund(7,9,10,11,15)	5/94	52.33	33.29	11.83	12.73	13.85
Janus Global Life Sciences Fund(10,11)	12/98	6.63	12.77	2.08	—	9.55
Janus Global Technology Fund(7,10,11,14)	12/98	13.92	11.24	(4.30)	—	2.40
Janus Global Opportunities Fund(11)	6/01	8.39	15.73	8.49	—	8.48
Value Funds
Janus Small Cap Value Fund—Inv.(3,8,16)	10/87	7.48	15.53	8.50	15.40	14.24
Janus Mid Cap Value Fund—Inv.(8,10,17)	8/98	11.58	18.54	11.19	—	17.28
Income Funds
Janus Flexible Bond Fund(10,18,19,20)	7/87	(0.87)	1.77	5.05	6.00	7.41
Janus High-Yield Fund(8,10,11,18,19,20,24)	12/95	4.77	7.22	7.23	7.05	8.04
Janus Short-Term Bond Fund(10,18,19,21)	9/92	2.27	2.02	3.01	4.83	4.63
Janus Federal Tax-Exempt Fund(10,18,19,21,22)	5/93	0.63	1.60	3.92	4.32	4.47

Data presented reflects past performance, which is no guarantee of future results. Investment results and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Due to market volatility, current performance may be higher or lower than the performance shown. Total return includes reinvestment of dividends and capital gains.

Notes:

(1)
All figures unaudited.

(2)
Effective June 30, 2006, Janus Core Equity Fund has been renamed Janus Fundamental Equity Fund.

(3)
Closed to new investors.

(4)
Effective at the close of the New York Stock Exchange on June 30, 2006, Blaine Rollins is no longer the portfolio manager of Janus Triton Fund, and Brian Schaub and Chad Meade are now the Fund managers.

(5)
Effective at the close of the New York Stock Exchange on June 30, 2006, Claire Young is no longer the portfolio manager of Olympus Fund, and Ron Sachs is now the Fund manager.

(6)
This Fund has been significantly impacted, either positively or negatively, by investing in initial public offerings (IPOs).

(7)
This Fund may have significant exposure to emerging markets. In general, emerging market investments have historically been subject to significant gains and/or losses. As such, the Fund's returns and NAV may be subject to such volatility.

(8)
Due to certain investment strategies, some funds may have an increased position in cash.

(9)
Returns have sustained significant gains due to market volatility in the financials sector.

(10)
The Fund will invest at least 80% of its net assets in the type of securities described by its name.

(11)
A 2% redemption fee may be imposed on shares held for 3 months or less. Performance shown does not reflect this redemption fee and, if reflected, performance would have been lower.

(12)
For certain periods, the Fund's performance reflects the effect of expense waivers. Without the effect of these expense waivers, the performance shown would have been lower.

(13)
The Fund held approximately 17.6% of its assets in Indian securities as of March 31, 2006 and the Fund has experienced significant gains due, in part, to its investments in India. While holdings are subject to change without notice, the Fund's returns and NAV may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in India.

(14)
Returns have sustained significant gains due to market volatility in the information technology sector.

(15)
The Fund held approximately 15.9% and 13.2% of its assets in India and Brazil securities, respectively, as of March 31, 2006, and the Fund has experienced significant gains due, in part, to its investments in India and Brazil. While holdings are subject to change without notice, the Fund's returns and NAV may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in India and/or Brazil.

(16)
Returns shown for Janus Small Cap Value Fund prior to April 21, 2003 are those of Berger Small Cap Value Fund.

(17)
Returns shown for Janus Mid Cap Value Fund prior to April 21, 2003 are those of Berger Mid Cap Value Fund.

(18)
Bond funds have the same interest rate, inflation, and credit risks that are associated with the underlying bonds owned by the Fund. Unlike owning individual bonds, there are ongoing fees and expenses associated with owning shares of bonds funds. The return of principal is not guaranteed due to net asset value fluctuation that is caused by changes in the price of specific bonds held in the Fund and selling of bonds within the fund by the portfolio manager.

(19)
As of June 30, 2006, the 30-day SEC Yield was 4.06% on Janus Federal Tax-Exempt Fund, 4.74% on Janus Flexible Bond Fund, 7.45% on Janus High-Yield Fund and 4.89% on Janus Short-Term Bond Fund.

(20)
Adviser has agreed to waive a portion of the Fund's expenses if they exceed the designated cap. If during the periods shown, the Fund's actual expenses exceeded the cap, its total return would have been lower. There were no waivers in effect for the most recent period presented.

(21)
Janus Capital has contractually agreed to waive Janus Short-Term Bond Fund and Janus Federal Tax-Exempt Fund's total operating expenses to the levels indicated in the prospectus until at least March 1, 2007. Without such waivers, Janus Short-Term Bond Fund and Janus Federal Tax-Exempt Fund's yield as of June 30, 2006 would have been 4.42% and 3.57%, respectively and total returns would have been lower.

(22)
Income may be subject to state or local taxes and to a limited extent certain federal tax. Capital gains are subject to federal, state and local taxes.

(23)
The Fund held approximately 10.6% of its assets in Brazilian securities as of March 31, 2006 and the Fund has experienced significant gains due, in part, to its investments in Brazil. While holdings are subject to change without notice, the Fund's returns and NAV may be affected to a large degree by fluctuations in currency exchange rates or political or economic conditions in Brazil.

(24)
Due to additional expense accruals deducted from the fund, the yield experienced a negative fluctuation. There is no guarantee of any future expense accruals from the fund.

PROSPECTUS

DATED APRIL 25, 2002

$800,000,000

STILWELL FINANCIAL INC.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

        This prospectus contains summaries of the general terms of these securities. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement contained in an accompanying prospectus supplement.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 25, 2002.

        You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, or any documents incorporated by reference therein, is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the following securities in one or more offerings up to a total amount of $800,000,000, or the equivalent thereof if any of the securities are denominated in a currency, currency unit or composite currency other than the U.S. dollar:

  •
  our shares of common stock;

  •
  our shares of preferred stock; and

  •
  our debt securities.

        The terms of these securities will be determined at the time of the offering.

PROSPECTUS SUPPLEMENT

        This prospectus provides you with a general description of the securities we may offer. Each time we sell these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        The prospectus supplement to be attached to the front of this prospectus will describe: the terms of the securities offered, the initial public offering price, the price paid to us for the securities, net proceeds to us and the other specific terms related to the offering of these securities.

        For more detail on the terms of these securities, you should read the exhibits filed with or incorporated by reference in our registration statement.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following locations of the SEC:

Public Reference Room	North East Regional Office	Midwest Regional Office
450 Fifth Street, N. W. Room 1024 Washington, D. C. 20549	7 World Trade Center Suite 1300 New York, NY 10048	500 West Madison Street Suite 1400 Chicago, IL 60661

        You may also obtain copies of the information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N. W., Room 1024, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like Stilwell, who file electronically with the SEC. The address of the site is www.sec.gov.

        You can also inspect reports, proxy statements and other information about Stilwell at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        We are "incorporating by reference" into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus. This prospectus incorporates by reference the documents set forth below that we have filed previously with the SEC. These documents contain important information about us and our finances.

STILWELL SEC FILINGS (FILE NO. 001-15253)	PERIOD
Current Report on Form 8-K	Filed on April 25, 2002.
Current Report on Form 8-K	Filed on April 5, 2002.
Proxy Statement	Filed on April 4, 2002.
Annual Report on Form 10-K	Fiscal year ended December 31, 2001.

        All documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act from the date of this prospectus until all of the securities being offered under this prospectus or any prospectus supplement are sold (other than current reports furnished under item 9 of Form 8-K) shall also be deemed to be incorporated by reference and will automatically update information in this prospectus.

        Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

  Investor Relations
  Janus
  920 Main Street
  21st Floor
  Kansas City, MO 64105-2008
  Tel: (816) 218-2400, Fax: (816) 218-2453
   plandon@stilwellfinancial.com

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

FORWARD-LOOKING INFORMATION

        Certain information included or incorporated by reference in this document may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are characterized by terminology such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, as well as other factors that our management has not yet identified. Any such forward-looking statements are not guarantees of future performances, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the foregoing.

DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities from time to time in one or more series. This section summarizes the general terms and provisions of the debt securities that are common to all series. The specific terms relating to any series of our debt securities that we offer will be described in a prospectus supplement. You should read the applicable prospectus supplement for the terms of the series of debt securities offered. Because the terms of specific series of debt securities offered may differ from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below.

        As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an "indenture." An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and us. The debt securities will be issued pursuant to one or more indentures, which we will enter into with a trustee. When we refer to the "applicable indenture" or "indenture" in this prospectus, we are referring to the indenture under which your debt securities are issued, as supplemented by the supplemental indenture applicable to your debt securities. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the applicable indenture. Second, the trustee performs certain administrative duties for us.

        Unless otherwise provided in any applicable prospectus supplement, the following section is a summary of the principal terms and provisions that will be included in the indenture. This summary is not complete. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indenture. If we refer to particular provisions in an indenture, such provisions, including the definition of terms, are incorporated by reference in this prospectus as part of this summary. We urge you to read the indenture and any supplement thereto that are applicable to you because the indenture, and not this section, defines your rights as a holder of debt securities. The forms of indentures are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information" for information on how to obtain a copy of the indentures.

General

        The debt securities offered hereby will be unsecured obligations of Stilwell. The debt securities will be either our senior unsecured obligations issued in one or more series and referred to herein as the "senior debt securities," or our subordinated unsecured obligations issued in one or more series and referred to herein as the "subordinated debt securities." The senior debt securities will rank equal in right of payment to all other unsecured and unsubordinated indebtedness of Stilwell. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of the senior debt securities and the senior indebtedness of Stilwell, as described below under "Subordinated Indenture—Provisions Subordination."

        You should read the applicable prospectus supplement for the terms of the series of debt securities offered. The terms of the debt securities described in such prospectus supplement will be set forth in the applicable indenture and may include the following, as applicable to the series of debt securities offered thereby:

  •
  the title of the debt securities;

  •
  whether the debt securities will be senior debt securities or subordinated debt securities of Stilwell;

  •
  the aggregate principal amount of the debt securities and whether there is any limit on such aggregate principal amount;

  •
  whether we may reopen the series of debt securities for issuances of additional debt securities of such series;

  •
  the date or dates, or how the date or dates will be determined, when the principal amount of the debt securities will be payable;

  •
  the amount payable upon acceleration of the maturity of the debt securities or how this amount will be determined;

  •
  the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how such interest rate or rates will be determined;

  •
  the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

  •
  the date or dates from which any interest will accrue or how such date or dates will be determined;

  •
  the interest payment dates and the record dates for these interest payments;

  •
  whether the debt securities are redeemable at our option;

  •
  whether there are any sinking fund or other provisions that would obligate us to purchase or otherwise redeem the debt securities;

  •
  the form in which we will issue the debt securities, if other than in registered book-entry only form represented by global securities;

  •
  whether we will have the option of issuing debt securities in "certificated" form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-United States Persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations);

  •
  the currency or currencies of the debt securities;

  •
  whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

  •
  the place or places, if any, other than or in addition to the City of New York, for payment, transfer, conversion and/or exchange of the debt securities;

  •
  the denominations in which the offered debt securities will be issued;

  •
  the applicability of the provisions of the applicable indenture described under "defeasance" and any provisions in modification of, in addition to or in lieu of any of these provisions;

  •
  material federal income tax considerations that are specific to the series of debt securities offered;

  •
  any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

  •
  whether the applicable indenture contains any changes or additions to the events of default or covenants described in this prospectus;

  •
  whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions for such conversion or exchange; and

  •
  any other terms specific to the series of debt securities offered.

        Unless we indicate differently in the applicable prospectus supplement, the indentures pursuant to which the debt securities are issued will not contain any provisions that give you protection in the event we issue a large amount of debt, or in the event that we are acquired by another entity.

Redemption

        If the debt securities are redeemable, the applicable prospectus supplement will set forth the terms and conditions for such redemption, including:

  •
  the redemption prices (or method of calculating the same);

  •
  the redemption period (or method of determining the same);

  •
  whether such debt securities are redeemable in whole or in part at our option; and

  •
  any other provisions affecting the redemption of such debt securities.

Conversion And Exchange

        If any series of the debt securities offered are convertible into or exchangeable for shares of our common stock or other securities, the applicable prospectus supplement will set forth the terms and conditions for such conversion or exchange, including:

  •
  the conversion price or exchange ratio (or the method of calculating the same);

  •
  the conversion or exchange period (or the method of determining the same);

  •
  whether conversion or exchange will be mandatory, or at our option or at the option of the holder;

  •
  the events requiring an adjustment of the conversion price or the exchange ratio; and

  •
  any other provisions affecting conversion or exchange of such debt securities.

Form And Denomination Of Debt Securities

  Denomination Of Debt Securities

        Unless we indicate differently in the applicable prospectus supplement, the debt securities will be denominated in U.S. dollars, in minimum denominations of $1,000 and multiples thereof.

  Registered Form

        We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in "certificated" form. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities issued in book-entry form will be represented by global securities.

  Bearer Form

        We also will have the option of issuing debt securities in non-registered form, as bearer securities, if we issue the securities outside the United States to non-United States Persons. In that case, the applicable prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series and for receiving notices. The applicable prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

Holders Of Registered Debt Securities

  Book-Entry Holders

        We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities held in book-entry form will be represented by one or more global securities registered in the name of a depositary or its nominee. The depositary or its nominee will hold such global securities on behalf of financial institutions that participate in such depositary's book-entry system. These participating financial institutions, in turn, hold beneficial interests in the global securities either on their own behalf or on behalf of their customers.

        Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary or its nominee as the holder of the debt securities, and we will make all payments on the debt securities to the depositary or its nominee. The depositary will then pass along the payments that it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners of the debt securities. The depositary and its participants do so under agreements they have made with one another or with their customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture.

        As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system, or that holds an interest through a participant in the depositary's book-entry system. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

  Street Name Holders

        In the event that we issue debt securities in certificated form, or in the event that a global security is terminated, investors may choose to hold their debt securities either in their own names or in "street name." Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account that he or she maintains at such bank, broker or other financial institution.

        For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions will pass along the payments that they receive from us to their customers who are the beneficial owners pursuant to agreements that they have entered into with such customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

  Legal Holders

        Our obligations, as well as the obligations of the trustee and those of any third parties employed by the trustee or us, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means and who are, therefore, not the legal holders of the debt securities. This will be the case whether an investor chooses to be an indirect holder of a debt security, or has no choice in the matter because we are issuing the debt securities only in global form.

        For example, once we make a payment or give a notice to the legal holder of the debt securities, we have no further responsibility with respect to such payment or notice even if that legal holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the legal holders, and not the indirect holders, of the debt securities. Whether and how the legal holders contact the indirect holders is up to the legal holders.

        Notwithstanding the above, when we refer to "you" or "your" in this prospectus, we are referring to investors who invest in the debt securities being offered by this prospectus, whether they are the legal holders or only indirect holders of the debt securities offered. When we refer to "your debt securities" in this prospectus, we mean the series of debt securities in which you hold a direct or indirect interest.

Special Considerations For Indirect Holders

        If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for its consent, as a legal holder of the debt securities, if ever required;

  •
  if permitted for a particular series of debt securities, whether and how you can instruct it to send you debt securities registered in your own name so you can be a legal holder of such debt securities;

  •
  how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

        A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that we issue in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "—Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole legal holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a legal holder of the debt security, but an indirect holder of a beneficial interest in the global security.

Special Considerations For Global Securities

        As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the legal holder of the debt securities represented by such global security.

        If debt securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below under "—Special Situations When a Global Security Will Be Terminated."

  •
  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "—Holders of Registered Debt Securities" above.

  •
  An investor may not be able to sell his or her interest in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

  •
  An investor may not be able to pledge his or her interest in the debt securities in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

  •
  The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in the debt securities. Neither the trustee nor we have any responsibility for any aspect of the depositary's actions or for the depositary's records of ownership interests in a global security. Additionally, neither the trustee nor we supervise the depositary in any way.

  •
  DTC requires that those who purchase and sell interests in a global security that is deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

  •
  Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of such intermediaries.

Special Situations When A Global Security Will Be Terminated

        In a few special situations described below, a global security will be terminated and interests in the global security will be exchanged for certificates in non-global form, referred to as "certificated" debt securities. After such an exchange, it will be up to the investor as to whether to hold the certificated debt securities directly or in street name. We have described the rights of direct holders and street name holders under "—Holders of Registered Debt Securities" above. Investors must consult their own banks or brokers to find out how to have their interests in a global security exchanged on termination of a global security for certificated debt securities to be held directly in their own names.

        The special situations for termination of a global security are as follows:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days of such notification;

  •
  if we notify the trustee that we wish to terminate that global security; or

  •
  if an event of default has occurred with regard to the debt securities represented by that global security and such event of default has not been cured or waived.

        The applicable prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. If a global security were terminated, only the depositary, and not we or the trustee, would be responsible for deciding the names of the institutions in whose names the debt securities represented by the global security would be registered and, therefore, who would be the legal holders of those debt securities.

Form, Exchange And Transfer Of Registered Securities

        If we cease to issue registered debt securities in global form, we will issue them:

  •
  only in fully registered certificated form; and

  •
  unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

        Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

        Holders may exchange or transfer their certificated securities at the trustee's office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

        Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder's proof of legal ownership.

        If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the location of the office through which any transfer agent acts.

        If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

        If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.

Payment And Paying Agents

        On each due date for interest payments on the debt securities, we will pay interest to each person shown on the trustee's records as owner of the debt securities at the close of business on a designated day that is in advance of the due date for interest. We will pay interest to each such person even if such person no longer owns the debt security on the interest due date. The designated day on which we will determine the owner of the debt security, as shown on the trustee's records, is also known as the "record date." The record date will usually be about two weeks in advance of the interest due date.

        Because we will pay interest on the debt securities to the holders of the debt securities based on ownership as of the applicable record date with respect to any given interest period, and not to the holders of the debt securities on the interest due date (that is, the day that the interest is to be paid), it is up to the holders who are buying and selling the debt securities to work out between themselves the appropriate purchase price for the debt securities. It is common for purchase prices of debt securities to be adjusted so as to prorate the interest on the debt securities fairly between the buyer and the seller based on their respective ownership periods within the applicable interest period.

Payments On Global Securities

        We will make payments on a global security directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "—Global Securities" above.

Payments On Certificated Securities

        We will make interest payments on debt securities held in certificated form by mailing a check on each due date for interest payments to the holder of the certificated securities, as shown on the trustee's records, as of the close of business on the record date. We will make all payments of principal and premium, if any, on the certificated securities by check at the office of the trustee in New York City, New York, and/or at other offices that may be specified in the applicable prospectus supplement or in a notice to holders, against surrender of the certificated security. All payments by check will be made in next-day funds (that is, funds that become available on the day after the check is cashed).

        Alternatively, if a certificated security has a face amount of at least $10,000,000, and the holder of such certificated security so requests, we will pay any amount that becomes due on such certificated security by wire transfer of immediately available funds to an account specified by the holder at a bank in New York City, New York, on the applicable due date for payment. To request payment by wire transfer, the holder must give appropriate transfer instructions to the trustee or other paying agent at least 15 business days before the requested wire payment is due. In the case of any interest payments, the instructions must be given by the person who is shown on the trustee's records as the holder of the certificated security on the applicable record date. Wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

        If payment on a debt security is due on a day that is not a business day, we will make such payment on the next succeeding business day. The indenture will provide that such payments will be treated as if they were made on the original due date for payment. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the amount of any payment that is postponed in this manner.

        BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS ON THEIR DEBT SECURITIES.

Events Of Default

        You will have special rights if an Event of Default occurs with respect to your debt securities and such Event of Default is not cured, as described later in this subsection.

What Is An Event Of Default?

        Unless otherwise specified in the applicable prospectus supplement, the term "Event of Default" with respect to the debt securities offered means any of the following:

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  We do not pay the principal of, or any premium on, the debt security on its due date.

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  We do not pay interest on the debt security within 30 days of its due date.

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  We do not deposit any sinking fund payment, if applicable, with respect to the debt securities on its due date.

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  We remain in breach of a covenant with respect to the debt securities for 60 days after we receive a written notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of the debt securities of the affected series.

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  We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

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  Any other Event of Default that may be described in the applicable prospectus supplement, and set forth in the applicable indenture, occurs.

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture.

Remedies If An Event Of Default Occurs

        If an Event of Default has occurred and has not been cured within the applicable time period, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be immediately due and payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be rescinded by the holders of at least a majority in principal amount of the debt securities of the affected series.

        The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders. Additionally, subject to the provisions of the applicable indenture relating to the duties of the trustee, the trustee is not required to take any action under the applicable indenture at the request of any of the holders of the debt securities unless such holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conduct of any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

        Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to your debt securities, the following must occur:

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  You must give your trustee written notice that an Event of Default has occurred and remains uncured.

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  The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default that has occurred and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

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  The trustee must not have taken any action for 60 days after receipt of the above notice, request and offer of indemnity.

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  The holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee a direction inconsistent with the above notice or request.

        Notwithstanding the above, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date for payment.

        Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

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  the payment of principal, or any premium or interest, on the affected series of debt securities; or

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  a default in respect of a covenant that cannot be modified or amended without the consent of each holder of the affected series of debt securities.

        BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE, AND HOW TO DECLARE OR RESCIND AN ACCELERATION OF MATURITY ON THEIR DEBT SECURITIES.

        With respect to each series of debt securities, we will furnish to each trustee, each year, a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the provisions of the indenture applicable to such series of debt securities, or specifying an Event of Default.

Merger Or Consolidation

        Unless otherwise specified in the applicable prospectus supplement, the terms of the indentures will generally permit us to consolidate or merge with another entity. We will also be permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless, among other things, the following conditions are met:

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  in the event that we merge out of existence or sell all or substantially all of our assets, the resulting entity must agree to be legally responsible for the debt securities;

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  the merger or sale of all or substantially all of our assets must not cause a default on the debt securities, and we must not already be in default (unless the merger or sale would cure the default) with respect to the debt securities; and

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  we must satisfy any other requirements specified in the applicable prospectus supplement relating to a particular series of debt securities.

Modification Or Waiver

        There are three types of changes we can make to any indenture and the debt securities issued thereunder.

Changes Requiring Your Approval

        First, there are changes that we cannot make to the terms or provisions of your debt securities without your specific approval. Subject to the provisions of the applicable indenture, without your specific approval, we may not:

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  change the stated maturity of the principal of, or interest or any additional amounts on, your debt securities;

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  reduce the principal amount of, or premium, if any, or interest on, or any other amounts due on your debt securities;

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  reduce the amount of principal payable upon acceleration of maturity of your debt securities;

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  make any change that adversely affects your right to receive payment on, to convert, to exchange or to require us to purchase, as applicable, your debt security in accordance with the terms of the applicable indenture;

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  change the place or currency of payment on your debt securities;

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  impair your right to sue for payment on your debt securities;

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  if your debt securities are subordinated debt securities, modify the subordination provisions in the applicable indenture in a manner that is adverse to you;

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  reduce the percentage of holders of outstanding debt securities of your series whose consent is needed to modify or amend the applicable indenture;

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  reduce the percentage of holders of outstanding debt securities of your series whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults of the applicable indenture; or

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  modify any other aspect of the provisions of the applicable indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants relating to your debt securities.

Changes Not Requiring Your Approval

        There are certain changes that we may make to your debt securities without your specific approval and without any vote of the holders of the debt securities of the same series. Such changes are limited to clarifications and certain other changes that would not adversely affect the holders of the outstanding debt securities of such series in any material respect.

Changes Requiring Majority Approval

        Subject to the provisions of the applicable indenture, any other change to, or waiver of, any provision of an indenture and the debt securities issued pursuant thereto would require the following approval:

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  If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of that series.

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  If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of the outstanding debt securities all series affected by the change, with all affected series voting together as one class for this purpose.

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  Waiver of our compliance with certain provisions of an indenture must be approved by the holders of a majority in principal amount of the outstanding debt securities of all series issued under such indenture, voting together as one class for this purpose, in accordance with the terms of such indenture.

        In each case, the required approval must be given in writing.

Further Details Concerning Voting

        When taking a vote, we will decide the principal amount attributable to the debt securities in the following manner:

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  For original issue discount debt securities, we will use the principal amount that would be due and payable on the voting date if the maturity of such debt securities were accelerated to that date because of a default.

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  For debt securities for which principal amount is not known (for example, because it is based on an index), we will use the formula described in the prospectus supplement relating to such debt securities.

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  For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

        Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust money for their payment in full or their redemption. Debt securities will also not be eligible to vote if we can legally release ourselves from all payment and other obligations with respect to such debt securities, as described below under "—Defeasance—Full Defeasance."

        We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series of debt securities, such vote or action may be taken only by persons shown on the trustee's records as holders of the debt securities of the relevant series on such record date.

        BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEIR APPROVAL OR WAIVER MAY BE GRANTED OR DENIED IF WE SEEK THEIR APPROVAL TO CHANGE OR WAIVE THE PROVISIONS OF AN APPLICABLE INDENTURE OR OF THEIR DEBT SECURITIES.

Defeasance

        If specified in the applicable prospectus supplement and subject to the provisions of the applicable indenture, we may elect either:

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  to be released from some of the covenants in the indenture under which your debt securities were issued (referred to as "covenant defeasance"); or

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  to be discharged from all of our obligations with respect to your debt securities, except for obligations to register the transfer or exchange of your debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain paying offices or agencies and to hold moneys for payment in trust (referred to as "full defeasance").

Covenant Defeasance

        In the event of covenant defeasance, you would lose the protection of some of our covenants in the indenture, but would gain the protection of having money and government securities set aside in trust to repay your debt securities.

        Subject to the provisions of the applicable indenture, to accomplish covenant defeasance with respect to the debt securities offered:

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  We must deposit in trust for the benefit of all holders of the debt securities of the same series as your debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on such series of debt securities on the various dates when such payments would be due.

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  No Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to your debt securities shall have occurred and be continuing on the date of such deposit.

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  We must deliver to the trustee of your debt securities a legal opinion of our counsel to the effect that, for U.S. federal income tax purposes, you will not recognize income, gain or loss as a result of such covenant defeasance and that such covenant defeasance will not cause you to be taxed on your debt securities any differently than if such covenant defeasance had not occurred and we had just repaid your debt securities ourselves at maturity.

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  We must deliver to the trustee of such debt securities a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the Investment Company Act of 1940, as amended, or that all necessary registration under the Investment Company Act of 1940, as amended, had been effected.

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  We must comply with any additional terms of, conditions to or limitations to covenant defeasance, as set forth in the applicable indenture.

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  We must deliver to the trustee of your debt securities an officer's certificate and a legal opinion of our counsel stating that all conditions precedent to covenant defeasance, as set forth in the applicable indenture, had been complied with.

        If we were to accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee were prevented from making payment. In fact, if an Event of Default that remained after we accomplish covenant defeasance occurred (such as our bankruptcy) and your debt securities became immediately due and payable, there might be a shortfall in our trust deposit. Depending on the event causing the default, you might not be able to obtain payment of the shortfall.

Full Defeasance

        If we were to accomplish full defeasance, you would have to rely solely on the funds or notes or bonds that we deposit in trust for repayment of your debt securities. You could not look to us for repayment in the unlikely event of any shortfall in our trust deposit. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we were to become bankrupt or insolvent.

        Subject to the provisions of the applicable indenture, in order to accomplish full defeasance with respect to the debt securities offered:

  •
  We must deposit in trust for the benefit of all holders of the debt securities of the same series as your debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on such series of debt securities on the various dates when such payments would be due.

  •
  No Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to your debt securities shall have occurred and be continuing on the date of such deposit.

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  We must deliver to the trustee of such debt securities a legal opinion of our counsel stating either that we have received, or there has been published, a ruling by the Internal Revenue Service or that there had been a change in the applicable U.S. federal income tax law, in either case to the effect that, for U.S. federal income tax purposes, you will not recognize income, gain or loss as a result of such full defeasance and that such full defeasance will not cause you to be taxed on your debt securities any differently than if such full defeasance had not occurred and we had just repaid your debt securities ourselves at maturity.

  •
  We must deliver to the trustee a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the Investment Company Act of 1940, as amended, or that all necessary registration under the Investment Company Act of 1940, as amended, had been effected.

  •
  We must comply with any additional terms of, conditions to or limitations to full defeasance, as set forth in the applicable indenture.

  •
  We must deliver to the trustee of your debt securities an officer's certificate and a legal opinion of our counsel stating that all conditions precedent to full defeasance, as set forth in the applicable indenture, had been complied with.

Senior Indenture Provisions

        The senior debt securities will be issued under a senior indenture. The form of senior indenture is an exhibit to the registration statement, of which this prospectus forms a part. The particular terms of a series of senior debt securities will be set forth in the senior indenture, as supplemented by an applicable supplemental indenture, and described in the applicable prospectus supplement. The applicable prospectus supplement and senior indenture, as supplemented, will specify any prohibitions on the amount of indebtedness, guarantees or other liabilities that we may incur and any prohibitions on our ability to create or assume liens on our property. Unless otherwise provided in a prospectus supplement, the senior indenture, as supplemented, will not require us to maintain any financial ratios or specified levels of our net worth, revenues, income, cash flow or liquidity. We urge you to read the senior indenture as supplemented by the supplemental indenture that is applicable to you because that senior indenture, as supplemented, and not this section, defines your rights as a holder of the senior debt securities.

Subordinated Indenture Provisions

        The subordinated debt securities will be issued under a subordinated indenture. The form of subordinated indenture is an exhibit to the registration statement, of which this prospectus forms a part. The particular terms of a series of subordinated debt securities will be set forth in the subordinated indenture, as supplemented by an applicable supplemental indenture, and described in the applicable prospectus supplement. The applicable prospectus supplement and subordinated indenture, as supplemented, will specify any prohibitions on the amount of indebtedness, guarantees or other liabilities that we may incur and any prohibitions on our ability to create or assume liens on our property. Unless otherwise provided in a prospectus supplement, the subordinated indenture, as supplemented, will not require us to maintain any financial ratios or specified levels of our net worth, revenues, income, cash flow or liquidity. We urge you to read the subordinated indenture as supplemented by the supplemental indenture that is applicable to you because that subordinated indenture, as supplemented, and not this section, defines your rights as a holder of the subordinated debt securities.

Subordination

        Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture, as supplemented, in right of payment to the prior payment in full of all of our senior indebtedness. Our obligation to make payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal and premium, if any, sinking fund or interest, if any, may be made on the subordinated debt securities at any time unless full payment of all amounts due in respect of the principal and premium, if any, sinking fund and interest, if any, on our senior indebtedness has been made or duly provided for in money or money's worth.

        Notwithstanding the foregoing, unless all of our senior indebtedness has been paid in full, in the event that any payment or distribution made by us is received by the trustee or the holders of any of the subordinated debt securities, such payment or distribution must be paid over to the holders of our senior indebtedness or a person acting on their behalf, to be applied toward the payment of all our senior indebtedness remaining unpaid until all the senior indebtedness has been paid in full. Subject to the payment in full of all our senior indebtedness, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness.

        By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our general creditors may recover more, ratably, than holders of the subordinated debt securities. The subordinated indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the subordinated indenture.

        When we refer to "senior indebtedness" in this prospectus, we are referring to the principal of (and premium, if any) and unpaid interest on:

  •
  our indebtedness (including indebtedness of others guaranteed by us), other than subordinated debt securities issued under a subordinated indenture, whenever created, incurred, assumed or guaranteed, or money borrowed, unless the instrument creating or evidencing such indebtedness or under which such indebtedness is outstanding provides that such indebtedness is not senior or prior in right of payment to the subordinated debt securities; and

  •
  renewals, extensions, modifications and refundings of any of such indebtedness.

        If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of our senior indebtedness outstanding as of a recent date.

Information Concerning The Trustee

        JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) is the trustee under the indentures. We may maintain deposit accounts and conduct banking and other financing transactions with the trustee in the normal course of business.

Governing Law

        The indentures and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue 1,000,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. Of the 10,000,000 shares of preferred stock authorized, 1,000,000 are designated as Series A Preferred Stock. As of March 31, 2002, there were 224,790,650 shares of our common stock issued and 222,350,952 shares of our common stock outstanding. No shares of preferred stock were issued and outstanding as of that date.

        The following are brief summaries of certain material provisions of our certificate of incorporation and bylaws. These summaries do not purport to be complete, and are subject to and are qualified in their entirety by reference to our certificate of incorporation and bylaws, which are filed as exhibits to our annual report on Form 10-K for the fiscal year ended December 31, 2001, which is incorporated by reference in this prospectus. See "Where You Can Find More Information."

Description Of Common Stock

        We may issue shares of our common stock, either separately or together with other securities offered pursuant to this prospectus. Under our certificate of incorporation, we are authorized to issue up to 1,000,000,000 shares of our common stock, par value $.01 per share. You should read the applicable prospectus supplement relating to an offering of shares of our common stock, or of securities convertible, exchangeable or exercisable for shares of our common stock, for the terms of such offering, including the number of shares of common stock offered, the initial offering price and market prices and dividend information relating to our common stock.

        The holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Accordingly, the owners of a majority of the shares of our common stock outstanding have the power to elect all of our board of directors. Each share of our common stock outstanding is entitled to participate equally in any distribution of net assets made to the stockholders in the liquidation, dissolution or winding up of Stilwell and is entitled to participate equally in dividends as and when declared by our board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock. All shares of our common stock have equal rights and preferences. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of holders of shares of any series of our preferred stock that we may designate and issue in the future.

Description of Preferred Stock

        Our certificate of incorporation authorizes our board of directors to issue, from time to time, up to 10,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, subject to certain limitations prescribed by law. Our board of directors is authorized to fix or alter from time to time the designations, limitations or restrictions of each series of our preferred stock, including:

  •
  dividend rights;

  •
  dividend rates;

  •
  conversion rights;

  •
  voting rights;

  •
  liquidation preferences;

  •
  the designation of each series; and

  •
  the number of shares constituting each series.

        Because this section is a summary, it does not describe every aspect of the series of preferred stock that we may offer. We urge you to read our certificate of incorporation and the certificate of designation creating your preferred stock because they, and not this description, define your rights as a holder of our preferred stock. We have filed our certificate of incorporation and will file the certificate of designation creating your preferred stock with the SEC. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

        The specific terms of any preferred stock to be sold under this prospectus will be described in the applicable prospectus supplement. If so indicated in such prospectus supplement, the terms of the preferred stock offered may differ from the general terms set forth below.

General Terms

        Unless otherwise specified in the prospectus supplement relating to the preferred stock offered thereby, each series of preferred stock offered will rank equal in right of payment to all other series of our preferred stock, and holders thereof will have no preemptive rights. The preferred stock offered will, when issued, be fully paid and nonassessable.

        You should read the applicable prospectus supplement for the terms of the preferred stock offered. The terms of the preferred stock set forth in such prospectus supplement may include the following, as applicable to the preferred stock offered thereby:

  •
  the title and stated value of the preferred stock;

  •
  the number of shares of the preferred stock offered;

  •
  the liquidation preference and the offering price of the preferred stock;

  •
  the dividend rates of the preferred stock and/or methods of calculation of such dividends;

  •
  periods and/or payment dates for the preferred stock dividends; whether dividends on the preferred stock are cumulative;

  •
  the liquidation rights of the preferred stock;

  •
  the procedures for any auction and remarketing, if any, of the preferred stock;

  •
  the sinking fund provisions, if applicable, for the preferred stock;

  •
  the redemption provisions, if applicable, for the preferred stock;

  •
  whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period or the method of determining the same;

  •
  whether the preferred stock will have voting rights and, if so, the terms of such voting rights;

  •
  whether the preferred stock will be listed on any securities exchange;

  •
  whether the preferred stock will be issued with any other securities and, if so, the amount and terms of such other securities; and

  •
  any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

        Our authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of the stock exchange or automated quotation system on which our securities may be listed or trade. If the approval of our stockholders is not required for the issuance of shares of our common stock or preferred stock, our board of directors may determine to issue shares without seeking stockholders' approval.

        Our board of directors could issue a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a change in control of our company. Our board of directors would make any determination to issue such shares based on its judgment as to the best interests of our company and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an attempt to acquire our company, including tender offers or other transactions that some, or a majority, of our stockholders might believe to be in their best interests, or in which our stockholders might receive a premium for their stock over the then current market price of such stock.

Series A Preferred Stock

        Our board of directors designated 1,000,000 shares of our preferred stock as Series A Preferred Stock. No shares of Series A Preferred Stock are currently outstanding. The shares of Series A Preferred Stock are reserved for issuance upon the exercise of rights described below under "—Certain Antitakeover Effects—Shareholders' Rights Plan." The following is a summary of some of the material terms of our Series A Preferred Stock:

  •
  Rank.    Our Series A Preferred Stock ranking equal in right of payment to all other series of our preferred stock, unless the terms of such other series of preferred stock provide otherwise, and are not redeemable.

  •
  Dividends.    Holders of shares of our Series A Preferred Stock are entitled to receive dividends, as, when and if declared by our board of directors, prior to the payment of any dividends on shares ranking junior to the Series A Preferred Stock. With respect to each share of Series A Preferred Stock, such holders are entitled to receive, out of funds legally available for the payment of dividends, cash dividends, payable quarterly, equal to the greater of $10.00 or 1,000 times the aggregate per share amount of all cash dividends and 1,000 times the aggregate per share amount of all non-cash dividends declared on our common stock, subject to adjustment and certain exceptions. Dividends payable on the Series A Preferred Stock are cumulative and any accrued but unpaid dividend will not bear interest. Additionally, if any dividends or other distributions payable on our Series A Preferred Stock are in arrears, we are restricted from making certain declarations or payments of dividends on shares of stock junior to the Series A Preferred Stock, distributions, redemptions, purchases or other acquisitions of shares of Series A Preferred Stock or any shares of stock ranks equal in right of payment to the Series A Preferred Stock other than in the manner prescribed in the certificate of designation of the Series A Preferred Stock and until all such accrued and unpaid dividends or other distributions have been paid in full.

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  Voting Rights.    Holders of shares of the Series A Preferred Stock vote with the holders of our common stock as one class. Each 1/1000th share of Series A Preferred Stock entitles its holder to one vote on all matters voted on at a stockholders' meeting, subject to adjustment.

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  Liquidation, Dissolution Or Winding Up.    We will not make any distribution on any shares of our capital stock ranking junior to the Series A Preferred Stock in the event of any liquidation, dissolution or winding up of Stilwell, unless the holders of our Series A Preferred Stock have received an amount equal to 1,000 times the aggregate amount to be distributed per share to the holders of our common stock, subject to adjustment.

Certain Antitakeover Effects

        Our certificate of incorporation, bylaws, shareholders' rights plan and the Delaware General Corporation Law ("DGCL") include provisions that may delay, deter or prevent a future takeover or change in control of Stilwell unless the transaction is approved by our board of directors. These provisions may also render the removal of our directors more difficult and may adversely affect the market price of our common stock. We believe that such provisions are necessary to enable us to develop our business in a manner that will encourage our long-term growth without facing the possibility of disruptions that may be caused by the threat of a takeover that is not deemed by our board to be in the best interests of our stockholders.

Board Of Directors

        Our certificate of incorporation provides that the number of directors on our board will be determined by a majority of our board of directors, but cannot be fewer than three or more than eighteen. Our certificate of incorporation divides our board of directors into three classes, as equal in number as possible, serving staggered, three-year terms. As a result, approximately one-third of our board of directors will be elected each year, and it would take at least two elections of directors for any individual or group to gain control of our board of directors.

        Newly created directorships resulting from any increase in the authorized number of directors and any vacancies on our board resulting from death, resignation, retirement, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office. Any director so elected will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until he or she or his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. No decrease in the number of directors constituting our board shortens the term of any incumbent director. Any director may be removed from office only for cause by the affirmative vote of the holders of the majority of our voting stock; provided, however, that on or after the day that someone becomes an interested stockholder (as defined in our certificate of incorporation), a director may be removed from office for cause only by the affirmative vote of at least 70% of the holders of our voting stock. These provisions prevent a third party from removing incumbent directors without cause and simultaneously gaining control of our board of directors by filling the vacancies created by such removal with its own nominees. These provisions also prevent a third party from enlarging our board of directors and filling new directorships with its own nominees. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

No Stockholder Action By Unanimous Written Consent; Limitations On Call Of Special Meetings

        Our certificate of incorporation and bylaws provide that stockholder action must be taken at a duly called annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. Except as otherwise required by law, special stockholder meetings may be called only by the chairman of our board of directors, our chief executive officer or president pursuant to a resolution approved by a majority of our board of directors. These provisions may have the effect of delaying any consideration of a stockholder proposal until the next annual meeting of stockholders unless a special stockholder meeting is called.

Advance Notice Requirements For Stockholder Proposals And Director Nominations

        Our bylaws contain provisions that require that stockholders give us prior notice of their intent to either nominate a director or submit a proposal for consideration at the annual meeting of stockholders. Our bylaws provide that we must receive notice from our stockholders not later than 90 days or earlier than 120 days prior to the anniversary date of the first mailing of our proxy statement for the immediately preceding year's annual meeting of stockholders. Notices from the stockholders must contain certain specified information concerning the persons to be nominated or the matters to be brought before the meeting and information concerning the stockholder submitting the proposal. The chairperson of the meeting has the power to determine if business is properly brought before the meeting.

        Our advance notice procedures give our board of directors an opportunity to consider the qualifications of the proposed nominees and to inform stockholders of business to be conducted at annual meetings. Such procedures may also have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed.

Amendments; Business Combinations

        In our certificate of incorporation, our board of directors has reserved the right to amend, alter, change or repeal any provisions contained in our certificate of incorporation in the manner prescribed by the DGCL, and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that the affirmative vote of the holders of at least 70% of our voting stock, voting together as a single class, shall be required to amend, alter, change or repeal certain additional provisions of our certificate of incorporation and that on and after the day that someone becomes an interested stockholder the affirmative vote of the holders of at least 70% of our voting stock is required to amend, alter, change or repeal certain other provisions of our certificate of incorporation. Our certificate of incorporation further provides that provisions of our bylaws (including the stockholder notice procedure) may be adopted, amended or repealed by our entire board of directors or our stockholders; provided, however, that on and after the day that someone becomes an interested stockholder, the affirmative vote of the holders of at least 70% of our voting stock is required to adopt, amend or repeal, by stockholder action, any provisions of our bylaws. In addition, the affirmative vote of at least 70% of our voting stock, voting together as a single class, is required to enter into certain business combinations (defined broadly to include mergers, consolidations, certain sales or other, dispositions of assets, and certain transactions that would increase certain interested stockholders percentage ownership in our company) with an interested stockholder or its affiliates.

Expanded Considerations By Stilwell's Board Of Directors When Evaluating Certain Transactions

        Our certificate of incorporation provides that our board of directors, when evaluating a tender offer, exchange offer, merger, consolidation or offer to purchase all, or substantially all, of our properties and assets made by another party, may consider expanded factors, including, without limitation, certain social and economic effects on our present and future customers and employees and those of its subsidiaries, including the impact on investment companies advised or managed by any of our subsidiaries, the social and economic effect on the communities in which we are located or operated, our ability to fulfill our corporate objectives, and the consideration being offered in relation to the current market price of our outstanding shares of capital stock, in relation to our current value in a freely negotiated transaction and in relation to our board of directors' estimate of our future value (including the unrealized value of our properties and assets) as an independent going concern.

Delaware Business Combination Statute

        We are subject to the provisions of Section 203 of the DGCL. The DGCL generally prohibits a publicly held company from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the corporation's board of directors or unless:

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  the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder was approved by the corporation's board of directors prior to the date the interested stockholder acquired shares;

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  the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or

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  the business combination is approved by a majority of the corporation's board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special stockholders' meeting.

        A business combination includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire Stilwell.

Limitation On Liability

        Our certificate of incorporation requires that we indemnify our officers, directors, employees, agents, trustee, committee members or representatives and any person of any other company or entity who is or was serving at our request as an officer, director, employee, agent, trustee, committee member or representative to the fullest extent permitted under the DGCL. Our directors are not personally liable to our stockholders or us for monetary damages resulting from a breach of fiduciary duty as a director, except under certain circumstances.

Shareholders' Rights Plan

        We entered into a rights plan, dated as of June 14, 2000, with UMB Bank, N.A., as rights agent. In connection with the rights plan, our board of directors declared a dividend with respect to each share of our common stock issued and outstanding at the close of business on June 29, 2000, and prior to the earlier of the date on which any of such rights under the plan become exercisable or the expiration date of such rights. Such dividend comprised a right that, when exercised, entitles its holder to purchase 1/1000ths of a share of our Series A Preferred Stock or, under certain circumstances, other securities of Stilwell, including our common stock, having a market value equal to twice the exercise price of the rights.

        The following is a summary of certain material provisions of the rights plan, but does not restate the rights plan in its entirety. The following summary is subject to, and is qualified in its entirety by reference to, all the provisions of the rights plan, a copy of which was incorporated by reference as an exhibit to our annual report on Form 10-K for the fiscal year ended December 31, 2001. Our annual report on Form 10-K for the fiscal year ended December 31, 2001 is incorporated by reference in this prospectus. See "Where You Can Find More Information."

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  Exercise Of Rights.    Unless a later date is determined to be applicable by our board of directors, and subject to certain conditions, the rights issued pursuant to the rights plan are not exercisable until the earlier to occur of:

  (1)
  ten days following a public announcement that a person or group has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of our common stock; or

  (2)
  ten days following the commencement or announcement of an intention to make a tender or exchange offer that would result in an acquiring person or groups owning 15% or more of the outstanding shares of our common stock.

    Upon the earlier to occur of the two events described above, such rights become exercisable by their holders, in whole or in part, at any time thereafter by the timely surrender to the rights agent of a certificate representing such rights and an amount representing the purchase price for the total number of shares of preferred stock or other securities as to which such rights are exercised. Under certain circumstances, if we were involved in a merger or consolidation and were not the surviving entity, or if we were to dispose of more than 50% of our assets or earning power, the rights would also entitle their holders, other than an acquiring person or group, to purchase securities in the surviving entity having a market value of two times the exercise price of such rights.

Notwithstanding the above, under the rights plan, our board of directors may designate certain offers for all outstanding shares of our common stock as permitted offers, and prevent the rights from being triggered under such circumstances. Our board of directors also has the option to redeem all such rights at a nominal cost.

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  Transfer Of Rights.    Prior to occurrence of the earlier of the two events described above, such rights will be evidenced only by certificates of our common stock and not separate rights certificates, and such rights will not be transferable separately from the shares of common stock to which such rights are attached. The rights will not at any time be transferable to any person or group who beneficially owns or who will, whether as a result of such transfer or in connection with certain related transactions, beneficially own 15% or more of the outstanding shares of our common stock, subject to certain exceptions.

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  Expiration.    The rights expire on June 14, 2010, unless earlier redeemed by us or, prior to that date, we consummate a transaction pursuant to certain permitted offers.

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  Supplements And Amendments.    We may direct the rights agent to supplement or amend any provision of the rights plan without the consent of any holders of such rights prior to the occurrence of the earlier of the two events described above, subject to certain conditions. Thereafter, the rights plan may only be amended without the consent of the holders of such rights to cure any ambiguity, to correct or supplement any provision that is defective or inconsistent with any other provision of the rights plan, to shorten or lengthen any provision relating to time periods in the rights plan, or to change or supplement any provision of the rights plan so long as such amendment or supplement does not adversely affect the holders, other than an acquiring person or group, of such rights. However, we may not at any time supplement or amend the rights plan so as to change the redemption price of the rights, the purchase price payable by the holders of the rights upon an exercise of such rights or the number of 1/1000ths of a share of preferred stock or other securities for which a right is exercisable.

        Our rights plan is intended to encourage a potential acquiring person or group to negotiate directly with our board of directors. It may also delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Transfer Agent

        The transfer agent and registrar of our common stock is UMB Bank, N.A.

PLAN OF DISTRIBUTION

        We may sell the offered securities in one or more of the following ways:

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  to or through underwriters;

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  through agents;

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  directly to one or more purchasers; or

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  through a combination of these methods of sale.

        Each prospectus supplement with respect to the offered securities will set forth the terms of the offering of such securities, including:

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  the name or names of any underwriters, dealers or agents;

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  the purchase price of the offered securities and the net proceeds to us from such sale; and

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  any underwriting discounts, commissions or other items constituting underwriters or agents compensation.

        We (directly or through agents) may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

        In connection with the sale of the offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933.

        We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, our affiliates or us in the ordinary course of their businesses.

        If so indicated in the prospectus supplement relating to a particular series of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

LEGAL MATTERS

        The validity of the debt securities will be passed upon for Stilwell by Shearman & Sterling, New York, New York, counsel to Stilwell. The validity of the shares of common stock and preferred stock will be passed upon for Stilwell by Gwen E. Royle, Vice President—Legal and Corporate Secretary of Stilwell Financial Inc. Ms. Royle also owns shares and stock options in Stilwell.

EXPERTS

        The financial statements of Stilwell and DST Systems, Inc., incorporated in this prospectus by reference to Stilwell's Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$275,000,000

5.875% Notes due 2011

P R O S P E C T U S  S U P P L E M E N T

September 13, 2006

Citigroup

Banc of America Securities LLC

HSBC

Merrill Lynch & Co.